UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Rowan Companies, Inc.

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March 19, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Rowan Companies, Inc. on May 5, 2009, at 9:00 a.m., local time, in the Beacon Room, Williams Tower, 2800 Post Oak Boulevard, 62nd Floor, Houston, Texas.

At the Annual Meeting, you will be asked to:

•	Elect four Class III Directors to serve for three years and until their successors are duly elected and qualified;

•	Approve the 2009 Rowan Companies, Inc. Incentive Plan;

•	Ratify the appointment of our independent auditors; and

•	Conduct other business as may properly come before the meeting or any adjournment or postponement thereof.

Please refer to the proxy statement for detailed information on each of these proposals.

It is very important that your shares are represented and voted at the meeting. Your shares may be voted electronically on the Internet, by telephone or by returning the enclosed proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. We would appreciate your informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

We appreciate the continuing interest of our stockholders in the business of Rowan Companies, Inc., and we hope you will be able to attend the meeting.

Sincerely,

Henry E. Lentz
Chairman of the Board of Directors

Notice of Annual Meeting of Stockholders
To Be Held May 5, 2009

Rowan Companies, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders (the “Annual Meeting”), on Tuesday, May 5, 2009, at 9:00 a.m., local time, in the Beacon Room, Williams Tower, 2800 Post Oak Boulevard, 62nd Floor, Houston, Texas. The Notice of Annual Meeting of Stockholders, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the meeting.

At the Annual Meeting, you will be asked to:

•	Elect four Class III Directors to serve for three years and until their successors are duly elected and qualified;

•	Approve the 2009 Rowan Companies, Inc. Incentive Plan;

•	Ratify the appointment of our independent auditors; and

•	Conduct other business as may properly come before the meeting or any adjournment or postponement thereof.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set Monday, March 9, 2009, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

We request that you vote your shares as promptly as possible. If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling 800-579-1639, or

•	by marking your votes, dating and signing the proxy card or voting instruction form enclosed and returning it in the postage-paid envelope provided.

If you hold Rowan Companies, Inc. shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

IF YOU PLAN TO ATTEND:

Attendance at the meeting is limited to stockholders. No guests will be admitted. Admission will be on a first-come, first-served basis. Registration will begin at 8:30 a.m., and the meeting will begin promptly at 9:00 a.m. Each stockholder holding Rowan Companies, Inc. shares in a brokerage account is required to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

By Order of the Board of Directors,

Melanie M. Trent
Corporate Secretary

PROXY STATEMENT

We are providing this proxy statement and the enclosed proxy card to you in connection with the solicitation of proxies by the Board of Directors of Rowan Companies, Inc. for use at the 2009 Annual Meeting of Stockholders to be held on Tuesday, May 5, 2009, in the Beacon Room of Williams Tower, 62nd Floor, 2800 Post Oak Boulevard, Houston, Texas, at 9:00 a.m. local time, and at any adjournment or postponement thereof. In this proxy statement, we refer to Rowan Companies, Inc. as “the Company,” “Rowan,” “we,” “our” or “us.”

The accompanying proxy is solicited by the Board of Directors of the Company (the “Board of Directors” or the “Board”) and is revocable by the stockholder any time before it is voted. This proxy statement, the form of proxy and voting instructions are being made available to stockholders on or about March 24, 2009, at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 800-579-1639 (b) internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our Annual Report, including financial statements for the fiscal year ended December 31, 2008, is being made available at the same time and by the same methods. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our principal executive office is located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, our telephone number is (713) 621-7800 and our website address is www.rowancompanies.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote?

Only holders of record of the Company’s common stock on March 9, 2009 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. As of the record date, there were 113,116,798 shares of common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the Annual Meeting for a period of ten days prior to the meeting at the Company’s principal executive offices set forth above during ordinary business hours. Such list shall also be open to the examination of any stockholder present at the meeting.

If you hold your shares indirectly in the Rowan Companies, Inc. or the LeTourneau Technologies, Inc. savings plans (the “Saving Plans”), you have the right to direct the trustee of your plan how to vote as described on the separate instruction card sent to you by the trustee.

Who is soliciting my proxy to vote my shares?

Our Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the Annual Meeting and at any adjournment or postponement of that meeting.

What are the Board of Directors’ Voting Recommendations regarding the election of directors and proposals?

The Board of Directors recommends that you vote as follows:

	Proposal to be Voted Upon:	Board Recommendation:

Proposal No. 1	Election of four Class III nominees to the Board of Directors	“FOR” Each Nominee
Proposal No. 2	Approval of the 2009 Rowan Companies, Inc. Incentive Plan	“FOR”
Proposal No. 3	Ratification of the Company’s independent auditors	“FOR”

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of Rowan common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

How do I give voting instructions?

Proxies may be submitted over the Internet, by telephone or by mail. Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Monday, May 4, 2009. Giving us your proxy means you authorize the persons appointed as proxies to vote your shares at the Annual Meeting in the manner that you have indicated. If you sign and return the enclosed proxy card but do not indicate your vote, the appointed proxies will vote your shares FOR the Board’s director nominees, FOR the 2009 Rowan Companies, Inc. Incentive Plan (“2009 Plan”) and FOR the ratification of the appointment of our independent auditors.

Can I change my vote?

A proxy may be revoked by a stockholder at any time before it is voted by giving notice of the revocation in writing to the Company’s Corporate Secretary at 2800 Post Oak Blvd, Suite 5450, Houston, Texas 77056, by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed, or by voting in person at the meeting.

What are the requirements to elect the directors and approve each of the proposals?

The standard for the election of directors at the Annual Meeting will be majority voting, and a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election.

The 2009 Plan will be approved if the votes cast “for” the adoption of the 2009 Plan exceed the votes cast “against” adoption.

The ratification of the appointment of independent auditors requires the favorable vote of a majority of the votes cast.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If you are a beneficial holder and your broker holds your shares in its name, the broker is permitted to vote your shares on discretionary matters, even if the broker does not receive voting instructions from you. However, a broker may not vote your shares on non-discretionary matters unless the broker receives voting instructions from you. Broker non-votes are not votes cast and will have no effect on the outcome of any of the proposals. Broker non-votes will be counted for purposes of meeting the quorum requirement of the vote on those matters.

What happens if I am a registered holder?

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or over the Internet or to vote in person by ballot at the meeting.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting are not votes cast and will not be taken into account in determining the outcome of the election of directors, the approval of the 2009 Plan or the ratification of the appointment of the independent auditors.

Does Rowan offer electronic delivery of proxy materials?

Yes. We encourage you to reduce printing and mailing costs by signing up for electronic delivery of our stockholder communications. With electronic delivery, you will receive documents such as the Annual Report and the proxy statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

What is “householding?”

Securities and Exchange Commission rules now allow us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports or proxy statements. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by calling 800-579-1639, using the website www.proxyvote.com, or by e-mail at sendmaterial@proxyvote.com, or in writing to Rowan Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

What if I plan to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to stockholders as of the record date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee are required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How does the Company solicit proxies?

We solicit the proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees, or our proxy solicitor. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $12,500 plus reasonable out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

What do I do if I receive more than one proxy card?

If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please sign, date and return the proxy card for each account or use the proxy card to vote by telephone or Internet. You should vote all of your shares.

Will there be any other business conducted at the Annual Meeting?

The Board of Directors is not aware of any other matters that are to be presented for action at the meeting. However, if any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the appointed proxies.

Who is the Transfer Agent?

Our Transfer Agent is Wells Fargo Bank, N.A. All communications concerning stockholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting Wells Fargo Bank, N.A. at 800-401-1952 (U.S.), 651-450-4064 (outside the U.S.), www.wellsfargo.com/shareownerservices or in writing at 161 North Concord Exchange, South St. Paul, MN 55075.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines (“Guidelines”) that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually, and recommending any proposed changes to the Board for approval. The Guidelines are available on our web site at www.rowancompanies.com under Investor Relations — Governance — Amended and Restated Corporate Governance Guidelines.

Executive Sessions

During each of our Board of Directors’ regularly scheduled meetings, the non-management directors meet in executive session; Mr. H.E. Lentz, our Lead Director from October 2007 until his election as Chairman of the Board of Directors effective as of January 1, 2009, presided over every executive session conducted in 2008.

Lead Independent Director; Chairman

In 2008, Mr. H.E. Lentz, as Lead Director, coordinated the activities of the other independent directors and performed such other duties and responsibilities as the Board of Directors determined. As contained in the Guidelines, the responsibilities of the Lead Director included:

•	To act as a focus for the views of the independent directors, with respect to the strategic issues facing the Company;

•	To act as a mentor/facilitator for the Chairman in fulfilling his Board duties;

•	To consult with the Chairman on the agenda and items to be discussed at Board meetings;

•	To be available to the Chairman for advice and counsel and to provide support on strategic, operational and human resource issues of significance to the Company; and

•	To provide advice on investor relations.

In addition, the Lead Director presided at all meetings at which the Chairman was not present, including executive sessions of the Board of Directors, approved meeting schedules to ensure there was sufficient time for discussion of all agenda items, had authority to call meetings of the independent directors, and, if requested by major stockholders, ensured that he was available for consultation and direct communication.

Effective as of January 1, 2009, the Lead Director position was eliminated and the roles of Chairman and CEO were separated. Mr. Lentz now serves as Chairman of our Board and Mr. W. Matt Ralls serves as our CEO. In January 2009, the Board amended our Guidelines to eliminate the Lead Director responsibilities and to add the following Non-Executive Chairman duties:

•	To be designated and serve as the lead director and presiding director under the rules of the New York Stock Exchange and the Securities and Exchange Commission;

•	To be available to discuss with any director, strategic issues facing the Company and any concerns that a director may have regarding the Board, the Company, or management;

•	To consult with the CEO and President with regard to the agenda and items to be discussed at Board meetings, and the scheduling of time available for discussion of all agenda items;

•	To be available to the CEO and President for advice and counsel on issues of significance to the Company;

•	To preside over Annual Meetings of Stockholders; and

•	To oversee the process for stockholder communications with the Board and to be available for consultation and direct communication with major stockholders upon stockholder request or upon request of the Board or the CEO and President.

In addition, the non-executive Chairman shall preside at all meetings of the Board of Directors, including executive sessions; may attend all meetings of Board Committees, other than executive sessions; and have authority to call meetings of the independent directors.

Communication with Directors

The Board of Directors has adopted the following process for stockholders and other interested parties to send communications to members of the Board. Stockholders and other interested parties may communicate with the Chairman, the chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board, or with any of our other independent directors, by sending a letter to the following address: Rowan Companies, Inc., c/o Corporate Secretary, 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Director Independence

In accordance with the definition of “independence” under NYSE rules, at least a majority of the directors of the Company must be independent directors, and free from any relationship that in the determination of the Board would interfere with the exercise of independent judgment as a director of the Company. In addition, all members of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee must be independent directors.

Under the rules of the NYSE, the Board has adopted categorical standards to assist in making determinations of the independence of directors and nominees for director. Under these standards, the Board has determined that any of the following business relationships would not, on its own, prevent a director from being considered by the Board to be an independent director: if the director is a consultant or advisor to, or is employed by, affiliated or associated with, a law firm, investment bank, or lender to which the Company has made payments (other than any reimbursement or repayment of principal) during any of the preceding three fiscal years that do not exceed 2% of the annual gross revenues of the other entity.

The Board considers all material relationships with each director and all facts and circumstances it deems relevant in making its independence determinations. In connection with these independence determinations, the Nominating and Corporate Governance Committee and the Board of Directors considered all of the relationships between each director and the Company, including those relationships deemed immaterial under the categorical standards for independence determinations, including the relationships described below.

Mr. Lentz, a Class I Director and Chairman of the Board of the Company, was formerly Managing Director of Barclays Capital (formerly Lehman Brothers Inc.), an investment banking firm that has provided investment banking services to the Company in the past and continues to advise the Company from time to time. Mr. Lentz resigned from Barclays Capital in March 2009. In 2008, the Company paid $4.1 million in fees to Barclays Capital in connection with advisory work relating to a planned transaction involving our manufacturing subsidiary and a potential election contest. The level of 2008 compensation received by Mr. Lentz from Barclays Capital was not tied to any fees paid or payable by Rowan to Barclays Capital or Lehman. Whenever Barclays Capital has been engaged by the Company, the engagement has been approved by the remaining Board members, with Mr. Lentz abstaining from the vote.

Mr. Peacock, a Class I Director of the Company, is Of Counsel to Andrews Kurth LLP, a law firm from which Mr. Peacock retired as a partner in 1997. The Company seeks legal advice from many different law firms and often relies on Andrews Kurth for corporate and securities law matters. During 2008, Rowan paid Andrews Kurth approximately $1.6 million in legal fees, which the Company believes reflected market rates for services rendered. The 2008 fees were a small portion of total legal fees paid by the Company and the Company believes such fees represented less than six-tenths of one percent (0.6%) of the law firm’s 2008 revenues. The engagement of Andrews Kurth was approved by the Board of Directors. Mr. Peacock is not eligible for any bonus from the firm, and his compensation is not related in any way to services provided to the Company by Andrews Kurth.

The Nominating and Corporate Governance Committee and the Board of Directors determined that these relationships are not material in conducting the analysis of independence within the meaning of the rules of the NYSE. The Board has determined the following Board members and nominees meet the NYSE standards for independence and are also free from any material relationships that in the opinion of the Board would interfere with their exercise of independent judgment: Messrs. Fox, Hix, Kramek, Lausen, Lentz, Peacock, Quicke and Ruisi, Sir Graham Hearne and Lord Moynihan. Neither Mr. Croyle nor Mr. Ralls is considered independent due to his former or current status as an officer of the Company.

Audit Committee Financial Expert

The Board of Directors has determined that William T. Fox III, a Class I director and the current Audit Committee Chair, is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Director Nominations

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors.

Stockholders may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Bylaws, as may be amended from time to time. A copy of our Bylaws is available to any stockholder who makes a written request to the Corporate Secretary. Stockholders may submit in writing recommendations for consideration by the Committee to our Corporate Secretary at 2800 Post Oak Blvd, Suite 5450, Houston, Texas 77056.

Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the Committee to consider. Director nominees should have the highest professional and personal integrity, values and ethics, and must be committed to representing the interests of all stockholders of the Company. They must also have substantial experience at the policy-making level in business, government, technology, engineering, energy, finance, law or in other areas that are relevant to our business and operations. Director nominees must have sufficient time to carry out their duties effectively. They must have mature judgment developed through business experience and/or educational background and must meet criteria of independence and expertise that satisfy applicable NYSE and legal regulations. Each individual nominee must have the potential to contribute to the effective functioning of the Board of Directors as a whole.

Evaluation of stockholder recommendations is the responsibility of the Nominating and Corporate Governance Committee under its charter, which is posted on the Company’s website at www.rowancompanies.com. The Committee will evaluate a person recommended by a stockholder in the same manner as any other person it considers, and reserves the right to request additional background and supporting information to evaluate each candidate recommended by a stockholder.

After reviewing the materials submitted by a stockholder, if the Committee believes that the person merits additional consideration, the Committee (or individual members) would interview the potential nominee and conduct appropriate reference checks. The Committee would then determine whether to recommend to the Board of Directors that the Board nominate and recommend election of the person at the next annual meeting.

In the past, we have not required the services of third parties to identify potential nominees, although we reserve the right to retain a search firm in the future, if necessary.

On February 5, 2009, the Company and Steel Partners II, L.P. (“Steel”) entered into a letter agreement (as amended, the “Agreement”), pursuant to which Steel agreed not to seek to nominate any candidates to stand for election to the Board of Directors of the Company or engage in the solicitation of proxies with respect to the election or removal of directors or any other matter to be voted on at the 2009 Annual Meeting. The Company agreed to nominate a Steel designee for election to Class III of the Board at the 2009 Annual Meeting and to recommend the election and solicit proxies for the election of the Steel designee and three other nominees to be chosen by the Board. Lawrence J. Ruisi is such Steel designee.

Immediately before such election, the Board will increase the size of the Board from 11 members to 12 members. Until after the Company’s 2010 Annual Meeting of Stockholders, the Board will not increase the size of the Board in excess of 12 members and will not take any action that would cause the number of directors comprising Class I of the Board to change from four members. The parties agreed that either Mr. Ruisi or Mr. Quicke will serve on the Audit Committee of the Board and the other will serve on the Compensation Committee of the Board, effective promptly following the 2009 Annual Meeting.

Additionally, the Company will reimburse Steel for its reasonable, documented, out-of-pocket expenses incurred in connection with Steel’s intended nomination of directors and solicitation of proxies from the Company’s stockholders at the 2009 Annual Meeting and the negotiation of the Agreement, in an aggregate amount not to exceed $25,000.

The Company will cease to have any obligations under the Agreement and Steel will cause Mr. Ruisi to resign as a director if, at any time, Steel and certain of its affiliates cease at any time to beneficially own and have an economic interest in or representing in the aggregate at least 5% of the total shares of common stock of the Company then outstanding.

Stockholder Proposals

Stockholder proposals intended for inclusion in our proxy materials for an Annual Meeting must be provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). A stockholder proposal intended for inclusion in our proxy materials for the 2010 Annual Meeting of Stockholders must be submitted in writing by November 25, 2009 to the Secretary of the Company at 2800 Post Oak Blvd, Suite 5450, Houston, Texas 77056. If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than January 5, 2010. In addition, our Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2010 Annual Meeting of Stockholders must be submitted, in accordance with the requirements of our Bylaws, not later than January 5, 2010. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Business Conduct Policies

We have a Code of Business Conduct and Ethics that applies to all of our employees and directors and we have a Code of Ethics for Senior Financial Officers of the Company that applies to our chief executive, chief financial and chief accounting officers; both policies are available on our website www.rowancompanies.com under Investor Relations — Governance.

Related Party Transaction Policy

Our Board of Directors has adopted a policy whereby all transactions with related parties must be made in compliance with the Sarbanes-Oxley Act and our Code of Business Conduct and Ethics. Such transactions must have a legitimate business purpose, and must be on terms no less favorable to us than could be obtained from unrelated third parties. Our Audit Committee is responsible for reviewing all related person transactions and potential conflict of interest situations involving employees, where appropriate. Each of the transactions discussed below was reviewed by the Audit Committee and approved by the Board of Directors. The Nominating and Corporate Governance Committee reviews all potential related party transactions involving directors.

In previous years, certain officers of the Company issued promissory notes in favor of Rowan in connection with their purchases from Rowan of one or more series of Floating Rate Subordinated Convertible Debentures. The promissory notes bear interest at the same rate as the debentures, prime + .5%, and mature at various dates from 2008-2011. The promissory notes are secured by a pledge of the debentures purchased and contain provisions for set-off, effectively protecting the Company from any credit risk since the face amount of the debentures are equal to the amount of the notes. All such promissory notes pre-dated enactment of the Sarbanes-Oxley Act. The largest amounts of such promissory notes outstanding during 2008 and the amounts outstanding at December 31, 2008 were as follows:

		Outstanding at
	Largest Amount	December 31,
	Outstanding	2008

D. F. McNease(1)	$1,489,000	$989,000
D. C. Eckermann(1)(2)	1,165,000	—

(1)	In 2008, Mr. McNease and Mr. Eckermann received $55,288 and $23,457, respectively, in interest on the debentures; those amounts were completely offset by the interest paid by Mr. McNease and Mr. Eckermann on the related promissory notes.

(2)	Mr. Eckermann is the President of our manufacturing subsidiary.

The Company employs certain individuals who are related to either our former CEO or one of our named executive officers (“NEOs”) as follows: Mr. Michael D. Dubose, Vice President-Europe of our drilling operations, joined the Company in 1978 and is the brother-in-law of D. F. McNease, our former CEO. Mr. Dubose received approximately $394,000 in compensation in 2008 (including $200,000 in base wages, $115,000 in profit sharing and bonus and $79,000 in value from vesting of restricted stock). In addition, in 2008 Mr. Dubose’s personal use of a company vehicle had an incremental cost to the Company of $3,400. Mr. Matt G. Keller was the manager of our hunting lease camps from August 2006 until October 2008 and has been a marketing manager in our drilling division since that time. He is the brother of Mark A. Keller, one of our NEOs. From January 2002 to August 2006, Mr. Keller was a vice president at one of our manufacturing subsidiaries. In 2008, he received approximately $235,000 in compensation (including $131,000 in base wages, $25,000 in profit sharing and bonus, $11,000 in value from restricted stock vesting and $69,000 in connection with the exercise of certain stock options previously granted him by the Company).

The Company purchases equipment and related services from S&N Pump Co. (“S&N”) from time to time, in the ordinary course of business. S&N employs the sister and brother-in-law of John L. Buvens, the Company’s Executive Vice President — Legal. S&N is owned and operated by the family of Mr. Buvens’ brother-in-law. Mr. Buvens has no role in purchases by the Company from S&N. The Company believes the amounts paid to S&N for equipment and services purchased were reasonable and reflected prices comparable to those charged by S&N to third parties for similar equipment and services. In 2008 and 2007, amounts paid to S&N were approximately $1.5 million (approximately 6% of S&N sales) and $1.1 million (approximately 5% of S&N sales), respectively.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors has three classes with directors in each class elected to serve for three years, and until their successors are duly elected and qualified.

•	Class I has four directors who will stand for election in 2010;

•	Class II has four directors who will stand for election in 2011; and

•	Class III has four directors who are standing for election in 2009.

The four nominees for Class III directors standing for election at this year’s Annual Meeting are: Messrs. Thomas R. Hix, Robert E. Kramek, Frederick R. Lausen and Lawrence J. Ruisi. Messrs. Kramek and Lausen are incumbent Class III Directors. Mr. Hix is being nominated to replace Mr. John R. Huff, an incumbent director who has decided to retire from the Board. Mr. Ruisi is being nominated pursuant to an agreement between the Company and Steel Partners II, L.P. as described in “Director Nominations” beginning on page 6.

Information with respect to the nominees for Class III director and our continuing directors is set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the Class III director nominees. In the event that any such nominee is unable or unwilling to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve if elected.

Our Nominees for Class III Directors

Thomas R. Hix Age 61 2009 Nominee for Director Class III	Business consultant since January 2003. Senior Vice President of Finance and Chief Financial Officer of Cooper Cameron Corporation, an oil and gas products and services company, from 1995 to 2003; Senior Vice President of Finance, Treasurer and Chief Financial Officer of The Western Company of North America, an oil and gas services company, from 1993 to 1995. He serves on the Boards of El Paso Corporation and Health Care Service Corporation.

Robert E. Kramek Age 69 Director since 2007 Class III	Past President of the Society of Naval Architects and Marine Engineers from 2006 to 2008. President, Chief Operating Officer and Director of the American Bureau of Shipping (“ABS”) from 2003 through 2006. Mr. Kramek joined ABS in 1998 after serving as Commandant of the United States Coast Guard, from which he retired as a Four Star Admiral.

Frederick R. Lausen Age 71 Director since 2000 Class III	Formerly Vice President of Davis Petroleum, Inc., an oil and gas exploration and production company; retired in 2002.

Lawrence J. Ruisi Age 60 2009 Nominee for Director Class III	Private investor and consultant since 2002. Formerly President and Chief Executive Officer of Loews Cineplex Entertainment from 1998 to 2002 and Executive Vice President of Sony Pictures Entertainment from 1991 to 1998. He also serves on the Boards of Adaptec, Inc. and Hughes Communications, Inc.

Recommendation of the Board

The Nominating and Corporate Governance Committee has recommended to the Board, and the Board also recommends, that the stockholders vote FOR the election of each of the Class III director nominees at the Annual Meeting to serve until the 2012 Annual Meeting and until their successors are duly elected and qualified.

Our Continuing Directors

R. G. Croyle Age 66 Director since 1998 Class II	Formerly Vice Chairman and Chief Administrative Officer of the Company from August 2002 to December 2006; retired in 2006. He also serves on the boards of Boots & Coots, Inc. and Magellan Midstream Holdings GP, LLC.

Lord Moynihan Age 53 Director since 1996 Class II	Executive Chairman of Pelamis Wave Energy since August 2005; Senior Partner of London-based CMA, an energy advisory firm, since 1993. Executive Director of Clipper Windpower Inc. and Chairman of Clipper Windpower Europe Limited, a wind turbine technology company, from 2004 to 2007. Active Member of the House of Lords since 1997 and Chairman of the British Olympic Association.

W. Matt Ralls Age 59 Director since 2009 Class II	President and Chief Executive Officer since January 2009. Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until November 2007. Prior to that time Mr. Ralls served as Senior Vice President and CFO of GlobalSantaFe. He also serves on the Board of Complete Production Services.

John J. Quicke Age 59 Director since 2009 Class II	Managing Director and operating partner of Steel Partners LLC, a global management firm, since September 2005. Vice Chairman and Executive Officer (March 2004 to March 2005) and director (1993 to March 2005) of Sequa Corporation, a diversified industrial company. Previously, he served as President and Chief Operating Officer of Sequa from 1993 to February 2004. Mr. Quicke also serves on the boards of Adaptec, Inc. and WHX Corporation.

William T. Fox III Age 63 Director since 2001 Class I	Formerly Managing Director responsible for the global energy and mining businesses of Citigroup, a corporate banking firm, from 1994 to 2003; retired in 2003.

Sir Graham Hearne Age 71 Director since 2004 Class I	Formerly Chairman of Enterprise Oil plc, an oil and gas exploration and production company, from 1991 to 2002, and Chief Executive Officer from 1984 to 1991; retired in 2002. He also serves as the non-executive chair of Catlin Group Limited, Braemar Shipping Services Group plc and Stratic Energy Corporation. He is a non-executive director of N. M. Rothschilds & Sons Ltd. and Wellstream Holdings plc.

H. E. Lentz Age 64 Director since 1990 Class I	Chairman of the Board of Directors of the Company. Formerly Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009. In March 2009, Mr. Lentz accepted a position as Managing Director of Lazard Frères & Co (an investment banking firm), commencing in June 2009. Managing Director of Lehman Brothers from 1993 to 2002; consultant to Lehman in 2003 and Advisory Director of Lehman from 2004 to September 2008. He also serves on the boards of Peabody Energy Corp. and CARBO Ceramics, Inc.

P. Dexter Peacock Age 67 Director since 2004 Class I	Formerly Managing Partner of Andrews Kurth LLP, a law firm, retired as a Partner in 1997; Of Counsel to Andrews Kurth since 1997. He also serves on the board of Cabot Oil & Gas Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

The table below shows the members of the committees of our Board of Directors, the principal function of each committee and how often each committee met during 2008. Additional information regarding the responsibilities of the Audit, Compensation and Nominating and Corporate Governance committees may also be found in their respective charters, which are available on the Company’s website at www.rowancompanies.com.

		2008
	Principal Function	Meetings

Audit Committee William T. Fox III, Chairman Frederick R. Lausen P. Dexter Peacock	The committee is directly responsible for the engagement, compensation and oversight of the independent registered public accounting firm engaged to issue an audit report on the Company’s financial statements. In addition, the committee oversees our financial and accounting processes, certain compliance matters and performance of our internal audit function.	7

Compensation Committee P. Dexter Peacock, Chairman Sir Graham Hearne John R. Huff H. E. Lentz	The committee recommends to the Board of Directors the compensation to be paid to our CEO and other top officers. The committee administers our debenture, stock option and annual and long-term incentive plans. See “Compensation Discussion and Analysis,” beginning on page 15.	6

Executive Committee D. F. McNease, Chairman (now retired) William T. Fox III Sir Graham Hearne H. E. Lentz P. Dexter Peacock	The committee has the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company, with certain exceptions noted in the Company’s Bylaws.	—

Health, Safety and Environment Committee Lord Moynihan, Chairman Robert G. Croyle John R. Huff Robert E. Kramek	The committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters.	4

Nominating and Corporate Governance Committee Sir Graham Hearne, Chairman William T. Fox III Robert E. Kramek Frederick R. Lausen H. E. Lentz Lord Moynihan	The committee generally identifies qualified board candidates and develops and recommends to the Board of Directors our corporate governance principles. As described under “Director Nominations” on page 6, the committee will consider for election to the Board qualified nominees recommended by stockholders.	3

In addition, in 2008, the Board formed a Search Committee, chaired by Mr. Lentz with the following additional members: Messrs. Croyle, Fox, Kramek and Peacock. The purpose of the committee was to conduct a search for a new president and CEO, replacing Daniel F. McNease, who indicated he planned to retire effective as of December 31, 2008. The Search Committee met four times in 2008. In December 2008, Mr. W. Matt Ralls was selected to be our President and CEO effective as of January 1, 2009. At that time, the Search Committee was disbanded.

DIRECTOR COMPENSATION AND ATTENDANCE

Depending on participation on committees and attendance at meetings, in 2008, our non-employee directors received the compensation shown below, plus reimbursement for reasonable travel expenses. Mr. McNease was an employee of the Company until his retirement on December 31, 2008; he did not receive any additional compensation for serving as a director.

			Telephonic
	Annual Retainer	Meeting Fee	Meeting Fee

Board of Directors	$40,000	$2,000	$1,000
Audit Committee	15,000 (Chair only)	2,000	1,000
Other Committee	10,000 (Chair only)	2,000	1,000
Lead Director	15,000(1)	—	—

(1)	This retainer is in addition to the other retainers and meeting fees payable.

In 2008, each non-employee director received a grant of 3,000 restricted stock units (“RSUs”) under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan (the “2005 LTIP”). Newly elected outside directors receive 1,000 RSUs upon their election.

All of our incumbent directors attended 75% or more of the meetings of the Board and committees upon which they served during 2008. The Board of Directors held 19 meetings in 2008 (11 in-person meetings and eight telephonic meetings). Directors are strongly encouraged to attend our Annual Meetings of Stockholders and each of our directors attended our 2008 meeting.

The following table shows the aggregate compensation awarded to or earned by our directors during 2008.

Director Compensation for Fiscal Year 2008

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)(2)	Total

R. G. Croyle(3)	$82,000	$126,690	$208,690
William T. Fox III	112,000	126,690	238,690
Sir Graham Hearne	98,000	126,690	224,690
John R. Huff(4)	87,000	126,690	214,690
Robert E. Kramek	92,000	126,690	218,690
Frederick R. Lausen	89,000	126,690	215,690
H. E. Lentz	111,250	126,690	237,940
Lord Moynihan	94,000	126,690	220,690
P. Dexter Peacock	113,000	126,690	239,690

(1)	The amount in the table reflects the aggregate grant date fair value related to the 2008 grants (3,000 RSUs awarded to each director in June 2008), based upon the number of RSUs awarded and the fair market value of our common stock on the grant date calculated in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”). We account for RSU awards as a “liability” award under SFAS No. 123R. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 of the Notes to Consolidated Financial Statements in our 2008 Annual Report on Form 10-K. The aggregate number of RSUs held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.

(2)	No amounts were expensed in 2008 in connection with stock option awards. We have not issued stock options to non-employee directors since 2004 and all outstanding options are fully vested. The aggregate number of stock options held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.

(3)	In 2006, in connection with Mr. Croyle’s retirement from the Company, the Company made a $25,000 charitable contribution in his honor to the Life Flight program of the Memorial Hospital Foundation.

(4)	Mr. Huff has informed the Company that he will retire as a member of our Board of Directors when his term expires at the 2009 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the beneficial ownership of outstanding shares of our common stock as of February 28, 2009 (based on 113,117,642 shares outstanding as of that date) for the following persons:

•	Each director or nominee;

•	Our principal executive officer during 2008 and our newly elected principal executive officer, our principal financial officer and the other three highest paid officers of the Company; and

•	All of our directors and executive officers as a group.

For our directors and officers, the information includes shares that they could acquire through May 1, 2009 by the exercise of stock options or the conversion of subordinated debentures. As of February 28, 2009, none of the shares shown below were pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors owns one percent or more of our common stock.

			Savings		Series C
	Restricted(1)	Shares	Plan(2)	Options	Debentures

Directors
R. G. Croyle	7,127	56,958	—	204,020	—
William T. Fox III	14,169	9,000	—	6,000	—
Sir Graham Hearne	11,002	1,000	—	10,000	—
Thomas R. Hix	—	—	—	—	—
Robert E. Kramek	7,127	—	—	—	—
Frederick R. Lausen(3)	14,169	23,000	—	6,000	—
H. E. Lentz(4)	14,169	39,100	—	6,000	—
D. F. McNease(5)	—	74,524	12,065	559,178	35,009
Lord Moynihan(6)	17,169	4,000	—	6,000	—
P. Dexter Peacock	11,002	3,500	—	10,000	—
John J. Quicke(7)	1,000	—	—	—
W. Matt Ralls(5)	—	—	—	—	—
Lawrence J. Ruisi	—	—	—	—	—
Other NEOs:
D. P. Russell	56,345	3,903	10,275	27,423	—
M. A. Keller	52,361	41,455	4,513	139,721	—
J. L. Buvens	15,773	17,613	—	115,971	—
W. H. Wells	15,296	16,680	10,656	51,972	—
All Directors and Executive Officers as a group (26 persons)(8)	338,036	425,771	57,320	1,328,400	35,009

(1)	For each of our non-employee directors, amounts shown are RSUs that are fully vested and may be converted to cash or stock upon a director’s termination of service from the Board. For each of our officers, amounts shown are shares of restricted stock over which such officer has voting power but not dispositive power.

(2)	Savings Plan participants have sole voting power and limited dispositive power over such shares.

(3)	Mr. Lausen’s shares are owned jointly with his wife.

(4)	Includes 100 shares held in a trust for the benefit of Mr. Lentz’s adult son and Mr. Lentz serves as trustee. Mr. Lentz disclaims beneficial ownership of such shares.

(5)	Mr. McNease retired as our Chairman, President and Chief Executive Officer as of December 31, 2008. Mr. Ralls was elected President and Chief Executive Officer as of January 1, 2009.

(6)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.

(7)	Mr. Quicke is part of a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and may be deemed to beneficially own the shares owned by Steel Partners II, L.P. as reported in the table below. Mr. Quicke disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)	Aggregate amount beneficially owned represents 2.0% of our outstanding shares of common stock.

As of February 28, 2009, the Company did not know of any person who beneficially owned in excess of 5% of the Company’s outstanding shares of common stock, except as set forth in the table below:

		Percent
	Shares	of
Name and Address of Beneficial Owner	Beneficially Owned	Class(1)

First Pacific Advisors(2)	7,250,800	6.4%
11400 West Olympic Blvd., Suite 1200 Los Angeles, CA 90064
FMR LLC(3)	8,622,183	7.6%
82 Devonshire Street Boston, MA 02109
State Street Bank and Trust Company(4)	6,186,523	5.5%
State Street Financial Center One Lincoln Street Boston, MA 02111
Steel Partners II, L.P.(5)	9,878,219	8.7%
590 Madison Avenue 32nd Floor New York, NY 10022

(1)	Based on 113,117,642 shares of common stock were issued and outstanding as of February 28, 2009.

(2)	As reported on Schedule 13G (filed with the SEC on February 11, 2009) by First Pacific Advisors, LLC. (“FPA”), Robert L. Rodriguez, Managing Member of FPA and J. Richard Atwood, Managing Member of FPA. FPA, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of the shares reported above. Each of Messrs. Rodriguez and Atwood, as part-owners and Managing Members of FPA, is a controlling person of FPA and may be deemed to beneficially own such shares.

(3)	As reported on Schedule 13G (filed with the SEC on February 17, 2009) by FMR LLC. The filing is made jointly with Edward C. Johnson 3d and Fidelity Management & Research Company. FMR LLC reports sole investment power with respect to all such ordinary shares and sole voting power with respect to 166,008 shares.

(4)	As reported on Schedule 13G (filed with the SEC on February 13, 2009) by State Street Bank and Trust Company, Trustee, acting in various fiduciary capacities. The reporting person disclaims beneficial ownership of all shares reported in the table above.

(5)	As reported on Schedule 13D (as amended through Amendment No. 13 filed with the SEC on February 9, 2009), by Steel Partners II, L.P. (“Steel Partners II”), Steel Partners II Master Fund L.P. (“Steel Master”), Steel Partners LLC (“Partners LLC”), WebFinancial L.P. (“Web L.P.”), Warren G. Lichtenstein and John J. Quicke. Mr. Quicke currently serves on our Board of Directors. Steel Master is the owner of approximately 99% of the limited partnership interests in Web L.P. Web L.P. is the sole limited partner of Steel Partners II. Partners LLC is the manager of Web L.P., Steel Partners II and Steel Master. The general partner of Steel Partners II has delegated to Partners LLC the exclusive power to vote and dispose of the shares held by Steel Partners II. Warren G. Lichtenstein is the manager of Partners LLC. By virtue of these relationships, each of Steel Master, Partners LLC, Web L.P. and Mr. Lichtenstein may be deemed to beneficially own the shares owned by Steel Partners II. The principal business address of each of Steel Partners II, Partners LLC, Web L.P., Warren G. Lichtenstein and John J. Quicke is 590 Madison Avenue, 32nd Floor, New York, New York 10022. The

principal business address of Steel Master is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, 2nd Floor, Boundary Hall, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Steel Partners II has also reported its entry into a sale trading plan as permitted under Rule 10b5-1 of the Exchange Act.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis, as provided below, with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,

The Compensation Committee of the Board of Directors
P. Dexter Peacock, Chairman
Sir Graham Hearne
John R. Huff
H. E. Lentz

February 27, 2009

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee

In 2008, our Compensation Committee (the “Committee”) was composed of four independent board members: P. Dexter Peacock, Chairman, Sir Graham Hearne, John R. Huff and H. E. Lentz. Mr. Peacock, with input from the other Committee members, directs the agenda for each meeting of the Committee and seeks input from management and the Committee’s independent compensation consultant, Hewitt Associates (“Hewitt”). Hewitt advises the Committee on all matters relating to NEO compensation and general compensation programs.

Typically, the Company gathers information requested by the Committee and management makes recommendations with respect to certain compensation matters and ensures that the Committee members receive materials in advance of a meeting. Mr. Peacock usually invites the Company’s CEO, the Vice President, Human Resources and the Vice President, Finance & CFO to attend the Committee meetings. During each Committee meeting, members of management are excused to permit the Committee to meet alone with its advisors and in executive session.

Our NEOs are all corporate officers of the parent company. Employees of our Manufacturing Division have compensation and benefit plans that are similar but not identical to our corporate employees and Drilling Division employees.

Objectives of Our Compensation Program

The Committee’s goals in setting compensation for our NEOs are to:

•	Provide a direct relationship between executive pay and Company performance, both on a short-term and a long-term basis;

•	Emphasize financial and/or operational performance measures that contribute to value creation over the longer term;

•	Align management’s interests with those of our stockholders;

•	Support our strategic plan and motivate our executives to fulfill that plan;

•	Ensure that our compensation levels are competitive with peer companies in order to retain and motivate our executives; and

•	Ensure that a significant portion of compensation of our senior management is performance-based and therefore at risk of forfeiture since those officers have the greatest ability to affect the Company’s performance.

Design of Our Compensation Program

Our compensation program is designed to compensate our executives for short-term and long-term performance and to retain and motivate employees whose performance contributes to value creation over the long term. In 2008, the Committee revised our compensation plans for our NEOs, altering the composition of the long-term incentive awards to one-third restricted stock, one-third performance shares based on relative TSR and one-third performance shares based on ROCE, as described more fully below.

The Committee reviewed tally sheets for each NEO and compared such information to peer company and industry data gathered by Hewitt. For the NEOs other than the CEO, the Committee also received and reviewed the recommendations of the CEO.

Comparative Information Utilized by the Committee

The Committee believes it is imperative to ensure that our compensation program is in line with the market in which we compete for talent. The Committee reviews data from two groups of companies — a direct peer group and a broader energy group. For both of the groups, Hewitt reviewed raw data and performed regression analyses, where necessary, in assessing market compensation data to provide appropriate comparisons based on company size, complexity and performance, and individual role and job content.

In 2008, the Committee utilized the following direct peer group:

•	Atwood Oceanics, Inc.

•	Diamond Offshore Drilling, Inc.

•	ENSCO International Incorporated

•	Helmerich & Payne, Inc.

•	Nabors Industries Ltd.

•	Noble Corporation

•	Patterson-UTI Energy, Inc.

•	Pride International, Inc.

•	Transocean Inc.

•	Unit Corporation

In 2008, Hewitt also provided data regarding a broader energy group. Hewitt gathers the broader energy group information from both publicly available sources and various sources of compensation survey information. This comparator group consisted of 22 oil and gas and energy services companies with median revenue of approximately $1.6 billion. The broader energy group is adjusted from time to time depending on merger activity and other relevant factors. The Committee uses the broader energy group data as a checkpoint, but typically bases its decisions with reference to the peer group.

The Committee reviews these comparator groups annually and will update the groups as appropriate to ensure we are reviewing size-appropriate companies against which we believe we compete for talent and stockholder investment. The Committee reviews comparative information for each component of compensation (including base salary, short- and long-term compensation and other benefits). The Committee has deliberately not set a percentile target for compensation but rather considers each individual situation, including experience, tenure in current position and individual performance against specific individual goals.

In 2008, initial compensation decisions were necessarily based on data available at the time, which is often from disclosures contained in proxy statements describing the prior year. As it becomes publicly available, at various intervals, Hewitt updates the comparator information provided to the Committee. In addition, the Committee commissioned an updated study after the filing of new proxy statements to ensure its actions were reasonable given more recent comparator company information.

The Committee believes that the design of the Company’s compensation program is generally appropriate and competitive, although the Committee is currently evaluating possible adjustments to the compensation program in order to ensure a close alignment with the interests of our stockholders and a direct link to achievement of the Company’s long-term goals. The Committee anticipates that the 2009 short-term and long-term incentive plans will be revised in a number of respects.

Role of CEO in Compensation Decisions

In 2008, our CEO performed the following functions in our compensation decision process:

•	Oversaw the preparation and review of the Company’s budget upon which the bonus plan was based; reviewed such budget with the Board of Directors and suggested an earnings before interest, taxes, depreciation and amortization (“EBITDA”) goal for the bonus plan;

•	Reviewed competitive market data and roles of members of management to ensure appropriate comparisons with market data;

•	Recommended changes to the compensation program given business cycles, competition for talent, past payout experience and company performance;

•	For each NEO (other than himself) and his other direct reports, reviewed such individual’s contribution and performance in his role over the past year and discussed with the Committee his view regarding each NEO’s succession/promotion potential;

•	Recommended the percentage payout for discretionary portions of the short-term incentive plan based on his analysis of achievement of individual goals of the NEOs and his other direct reports;

•	Developed recommendations for the NEOs (other than himself) for changes in base pay, short-term or long-term target values or payouts of any such awards; and

•	Approved other elements of compensation or personnel matters including:

•	Changes in pay or title to employees below the NEOs;

•	Equity awards to executives below the NEO level and to key non-officer employees under the 2005 LTIP; and

•	Agreements or arrangements relating to the terms of employment, continued employment or termination of employment with respect to employees below the management team level.

•	After review of the CEO’s recommendations and a review of all relevant compensation data presented to the Committee, the Committee made its own assessment and recommendations to the Board of Directors regarding the compensation package for each NEO. Notwithstanding the role of our CEO, the Committee also reviewed certain elements of compensation of officers below the NEO level.

Elements of Compensation

An executive’s compensation consists of:

•	Base salary paid in cash;

•	Annual incentives paid in cash;

•	Awards under long-term incentive programs;

•	Perquisites; and

•	Benefits.

The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical comparative statistics and recent as well as anticipated trends in compensation with reference to the comparator groups.

Base Salary.  The base salaries for NEOs are reviewed annually by the Committee. For each NEO, the Committee reviews pay information for such position among our comparator companies to ensure the NEO salaries remain competitive. The Committee does not target a specific percentile of the market data since it feels the competitive conditions and the circumstances of the individual need to be considered, such as tenure in the position, responsibilities of the position as well as the individual’s performance. There is no specific weighting given to each factor. For the NEOs below the CEO, the Committee also receives a recommendation from the CEO as to suggested salary adjustments. The Committee considers those recommendations and receives a performance review of each member of management from the CEO. Utilizing all of this information, the Committee then determines what, if any, salary adjustment will be made. In 2008, the Committee felt that certain of the NEO positions were under market with respect to base salary, and therefore some significant adjustments were made. The increases ranged from 7% to 18%. The amount of the increase varied depending on, in the Committee’s judgment and discretion, the individual’s tenure in the current position, contribution to the Company and general alignment with officers in comparable positions at the comparator companies.

Annual Incentive Compensation.  NEOs participate in two integrated short-term incentive compensation plans: a broad-based profit sharing plan (“Profit Sharing Plan”) and a targeted bonus plan (“Bonus Plan”). Any awards under the Bonus Plan are only made after the Profit Sharing Plan has been fully funded, and Bonus Plan awards to individual employees are first reduced by Profit Sharing Plan payouts. The plans are based on performance of our Drilling Division, which provides the large majority of the Company’s earnings.

•	Profit Sharing Plan. The Profit Sharing Plan is a broad-based plan with approximately 450 participants. The Profit Sharing Plan pool is funded based on EBITDA of our Drilling Division (“Drilling Division EBITDA”) compared to the budgeted amount. The pool available for the Profit Sharing Plan is capped at 20% of the base pay of all eligible employees taken together. Depending on the achievement of budgeted Drilling Division EBITDA, the following percentage of an individual’s base pay is paid as a cash bonus (on a sliding scale):

% of Budgeted
Drilling EBITDA	% of Base Pay

75% or less	No payout
87.5%	10%
100% or more	20%

For 2008, the budgeted Drilling Division EBITDA was $771.4 million and the Company achieved 94% of such amount. Therefore, in March 2009, the profit sharing pool was funded and all eligible employees, including each of the NEOs, received 19.7% of base salary in the form of a profit sharing payout.

•	Bonus Plan. Approximately 85 employees participate in our Bonus Plan. Each participant has an incentive target that is a percentage of base salary. Annually, the Committee reviews whether such incentive targets should be adjusted, primarily based on a review of competitive pay data and the individual’s responsibilities at the Company. These incentive targets are set by the Committee and in the past, have typically been set by tier, such that the top tier of officers (other than the CEO) has the same target incentive percentage. In 2008, however, the Committee adjusted the target percentage for the CEO (to 100% in 2008) and the Executive Vice President, Drilling (to 65% in 2008). The Committee felt these adjustments were appropriate after reviewing the comparative data for those positions at our peer companies. For the other three NEOs, the Committee increased the annual incentive target percentage to 60% of base salary. The amount of the aggregate payment under the Bonus Plan could range from zero to 200% of the incentive target, depending upon the extent to which the Company’s and the individual’s performance goals are met or exceeded.

For 2008, the Bonus Plan is divided into two equal pieces: under one, payouts depend solely on Drilling Division EBITDA relative to budget; under the other, payouts depend on the degree to which the individual met specific operational and other goals. Bonus Plan payouts are determined as follows:

•	50% of payout is determined by the Drilling Division EBITDA relative to budget. If the Company has positive net income on a consolidated basis and Drilling Division EBITDA (as adjusted for certain non-recurring items) is at least 75% of budget after the Profit Sharing Plan payout, then the Bonus Plan payout is calculated (on a sliding scale) as follows:

EBITDA as a% of Budget	% of Target

Less than 75%	No payout
87.5%	50% of target
100%	100% of target
112.5%	150% of target
125% or more	200% of target

In 2008, our Drilling Division EBITDA achievement (as adjusted as described below), was approximately 98% of the budgeted amount (of $771.4 million), and therefore payouts were 94% of target based on the scale above. In the exercise of its discretion, the Committee made adjustments to the budgeted EBITDA that increased or decreased the budgeted amount for non-recurring items and certain business decisions that affected 2008 but will benefit the Company in future years. Those non-recurring or special items included the following:

•	The 2008 EBITDA was adjusted upwards for:

•	$17.8 million for reduced revenue in connection with preparations for the Bob Keller jack-up rig for its assignment in the Middle East. The shipyard time for modifications and the towing time to the Middle East meant 125 fewer rig operating days in 2008, or a loss of $21.2 million of 2008 revenues, offset by $4.4 million of incremental revenues that the rig earned in the Middle East as a result of a rate higher than what was originally budgeted, plus $1.0 million of incremental costs from the Middle East operations. The Committee believes this adjustment is appropriate since a longer-term contract in the Middle East at a day rate of $183,000 provides longer-term revenue stability than a short-term contract in the Gulf of Mexico.

•	$24.6 million due to the following non-recurring items: fees and expenses related to severance costs, costs associated with the retirement of our former CEO and the hiring of his successor, charges relating to goodwill and the cancellation of a construction project, as well as certain expenses associated with the Company’s attempt to sell its manufacturing subsidiary.

•	$2.2 million due to the loss of the Rowan Anchorage rig during Hurricane Ike in September 2008.

•	The above adjustments were offset by:

•	$15.9 million resulting from the purchase of the Cecil Provine rig in 2008. This rig was under lease and the original budget assumed that the rig would be released at the end of the lease term.

•	50% of payout is determined by performance against specific individual and group goals approved by the Board (with respect to the CEO) or by the CEO (with respect to the other NEOs). The Committee reviews the individual’s performance against his goals and uses its discretion to determine what percentage payout such individual will receive. For the CEO, the Board of Directors completed score cards with respect to his performance against the goals approved by the Board in the prior year. Each NEO may receive between 0% and 200% of this discretionary portion of the bonus. For 2008, payout of this portion of the annual incentive ranged from 0% to 200%; the Committee based the payout decisions on the achievement of the individual’s goals for 2008, the contribution of the individual to the Company’s 2008 financial and operational results and certain other individual considerations. For Mr. McNease, the Committee also considered financial and operational performance of the Company’s manufacturing subsidiary.

Payouts under these two categories are independent of each other and, as noted above, are reduced by the Profit Sharing Plan payouts. The Committee may use its discretion in determining payouts under the Bonus Plan.

Long-Term Incentive Compensation.  The Committee has granted long-term incentive awards to management under the Rowan Companies, Inc. 2005 Long Term Incentive Plan (the “2005 LTIP”), which was approved by the Company’s stockholders. The 2005 LTIP permits, and the 2009 Plan being considered at the Annual Meeting will permit, grants of various types of equity awards. In prior years, awards have primarily been in the form of stock options, restricted stock and performance shares.

The Committee believes that long-term awards should be focused on performance and that performance criteria should apply over a long term and from year to year. In making award determinations, the Committee reviews past grants made to the NEOs, anticipated payout of performance shares already granted and certain comparator group long-term incentive awards. Awards are made by determining a dollar amount of targeted compensation to be delivered to the NEO, and then granting equity awards that have a calculated value equal to that amount on the date of grant. In 2008, the Committee determined to provide the long-term incentive value by awarding 1/3 of the target amount in shares of restricted stock and 2/3 in performance shares.

In 2008, LTIP awards were granted based on a multiple of the NEO’s base salary. After reviewing peer information, the Committee determined to increase LTIP multiples for each of the NEOs as follows: Mr. McNease increased from 3.25 to 3.75, Mr. Russell increased from 2.5 to 3.25, Mr. Keller increased from 2.25 to 2.75, and Messrs. Buvens and Wells increased from 2.25 to 2.35 times base salary. The Committee believed these increases were necessary in order to provide competitive pay packages when compared to the Company’s comparator companies, as presented by Hewitt. In establishing award levels, the Committee did consider the equity ownership levels of the NEOs and prior awards that were fully vested.

Long-term incentive awards in 2008 were granted as follows:

•	Restricted Stock: One-third of the targeted value was delivered in restricted stock that vests in equal installments over a three-year period, other than the CEO’s grant which cliff-vests three years from the date of grant. Dividends accrue from the date of grant and are paid at the time of vesting. The value of restricted stock granted was based on the average of the high and low sales price of our common stock as reported on the NYSE on the preceding trading date, reduced by a 12% discount rate to reflect the time-based restrictions on the stock. This approach was consistently applied to the market data from comparators that the Committee considered to account for the different program designs and provisions.

•	Performance Shares: Two-thirds of the targeted value was delivered in performance shares based on a performance period of three years. The number of performance shares ultimately awarded, if any, is determined by:

•	50% of the performance shares award is based on TSR over a three-year period, relative to the peer group; payout is determined as follows, depending on the Company’s ranking in TSR:

•	First — 200% of target payout

•	Second — 182% of target payout

•	Third — 164% of target payout

•	Fourth — 145% of target payout

•	Fifth — 127% of target payout

•	Sixth — 109% of target payout

•	Seventh — 86% of target payout

•	Eighth — 59% of target payout

•	Ninth — 32% of target payout

•	Tenth or eleventh — no payout

Lesser awards are made if the Company’s TSR is negative.

•	50% of the performance shares award is based on average annual ROCE over a three-year period, relative to budget. The 2008-2010 average ROCE goal is 20.7%. ROCE is defined as operating income divided by the amount by which total assets exceed current liabilities; payout is determined as follows:

ROCE	% of Average ROCE Goal	Payout as a % of Target

31.05% (Outstanding)	150%	200%
20.7% (Target)	100%	100%
14.49% (Threshold)	70%	25%

Annual LTIP awards are expected to be made at the Committee’s regularly scheduled meeting held in the first quarter of the year. Any equity awards to newly hired executive officers below the NEO level are determined by the CEO and approved by the Committee at the next regularly scheduled Committee meeting on or following the hire date. Since 2003, all options have had market-based exercise prices.

Stock Ownership Guidelines

We believe it is important for our officers and directors to build and maintain a significant personal investment in our common stock. In January 2006, the Board of Directors approved these stock ownership guidelines for our NEOs, and in October 2007, the Board approved the stock ownership guideline for non-management directors:

Position	Value to be Retained

CEO	Five times base salary
Other NEOs	Three times base salary
Non-management Directors	Five times annual retainer

To facilitate implementation of these guidelines, an officer is required to retain 35% of “available shares” received pursuant to equity grants (including outstanding restricted stock and any restricted stock award, performance awards or stock option grants made after January 2006) until his or her ownership guideline is met, at which time the retention level is reduced to 15%. The retention requirement does not apply once an officer reaches 200% of the applicable ownership guideline or upon the age of 60. “Available shares” are shares remaining after payment of taxes, fees, commissions and any exercise price payments. For our non-management directors, the individual has five years to meet the guideline and ownership of RSUs counts toward such retention.

Perquisites

The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. Executives are provided with the following benefits as a supplement to their other compensation:

•	Use of Company vehicle or vehicle allowance: In the past, the Company has provided the NEOs with a vehicle for use for travel to and from the office and business-related events. The Company provided vehicles historically based on distance likely traveled and the individual’s need to transport employees, customers, vendors, investors and others for business purposes. The Company paid for all maintenance, insurance and gasoline for such vehicles. In 2008, we began phasing out many of our vehicles and most of our officers have elected instead to receive a car allowance of $15,000 per year. In 2008, all of our NEOs other than Messrs. McNease and Keller elected to receive the car allowance.

•	Use of club membership: The Company pays for the initiation fee and monthly membership fees for certain golf or social clubs for some of the NEOs. The Company has encouraged certain members of management to belong to a golf or social club so that they have an appropriate entertainment forum for business purposes.

•	Use of Company entertainment facilities and airplanes: In 2008, the Company maintained hunting facilities in Texas and held sporting and other entertainment event tickets to be used to entertain customers and vendors and for Company team-building visits. Sometimes, our employees are permitted to bring family members while entertaining third parties. For some of these events, Company-owned aircraft were used for travel. None of the NEOs used Company-owned aircraft for personal travel in 2008.

•	Executive physical program: At our expense, each of the NEOs is allowed to have a complete and professional personal physical exam on an annual basis.

•	Supplemental retirement plan: Each of the NEOs receives incremental retirement benefits under the Company’s supplemental retirement plan.

Benefits

The NEOs also participate in the Company’s other benefit plans on the same terms as other employees. These plans include a defined contribution plan, for which the Company matches up to 3.5% of the first 6% of eligible salary contributed by the employee, a defined benefit pension plan, and medical, dental and term life insurance.

Employment Contracts and Severance Arrangements

We do not have any employment agreements or severance arrangements with our NEOs, other than related to a change in control as described below. For pension and benefit restoration plan (“SERP”) benefits payable as of December 31, 2008 upon a voluntary termination, involuntary termination or a change of control, please see the Potential Post-Employment Payment Table on page 29.

In December 2007, the Committee and the Board approved change in control agreements (“CIC Agreements”) with each of the executive officers, including the NEOs. In December 2008, the Company entered into a CIC Agreement with our new CEO, W. Matt Ralls, on the same terms and conditions as those described below for Mr. McNease. The CIC Agreements provide that, in the event the employment of the executive officer is terminated or modified under certain circumstances following a “change in control” of the Company (so-called “double trigger” agreements), the Company will pay the executive officer:

•	A multiple of the sum of the executive officer’s base salary and calculated bonus,

•	A calculated payment under the then current short-term incentive bonus opportunity,

•	An amount equal to any forfeited account balance or accrued benefit under tax qualified plans maintained by the Company, and

•	any accrued but unused vacation pay.

The multiple of base salary and calculated bonus used for the change in control payment calculation is 2.99 for the chief executive officer, 2.0 for all other NEOs and 1.0 for all other executive officers. The CIC Agreements also provide for a parachute tax gross-up, medical coverage for a transition period and outplacement services. A supplement to the CIC Agreements provides that equity awards held by the officer will generally become fully vested and exercisable upon a change in control. Options will be exercisable until the earlier of the second anniversary of the change in control or the expiration of the original exercise period, and performance shares will be paid out at the target value of the award, with proration based on the timing of the change in control within the performance period. The Committee has committed not to include excise tax gross up provisions in future contractual arrangements with new NEOs.

Set forth below are the actual payments that would be made to each listed executive under the CIC Agreements in the event his employment is terminated or modified following a change in control of the Company. The payments listed below assume a termination date of December 31, 2008.

Payments	McNease(1)	Russell	Keller	Buvens	Wells

Severance	$4,664,400	$1,366,968	$1,232,488	$1,138,882	$1,093,810
Prorata Bonus Payment	$751,750	$252,200	$203,700	$185,076	$185,076
Unvested Stock Option Spread	$0	$0	$0	$0	$0
Unvested Restricted Stock	$1,198,478	$895,886	$832,540	$250,791	$208,036
LTI Plan Payment	$869,685	$329,487	$276,146	$243,047	$240,173
Retirement Benefit Payment	$0	$0	$0	$0	$0
Welfare Benefit Values	$24,582	$13,988	$13,988	$16,388	$13,988
Outplacement	$25,000	$25,000	$25,000	$25,000	$25,000
Excise Tax & Gross-Up	$1,926,748	$714,740	$559,620	$0	$0

Aggregate Payments	$9,460,643	$3,598,269	$3,143,482	$1,859,184	$1,766,083

(1)	Mr. McNease retired effective as of December 31, 2008 and will therefore not be eligible to receive any payment under his CIC Agreement. Our new CEO, Matt Ralls, entered into a CIC Agreement with the Company on substantially the same terms as Mr. McNease’s agreement.

Mr. McNease’s Retirement Package

Effective on December 31, 2008, Daniel F. McNease, our Chairman, CEO & President retired from the Company. Under the terms of Mr. McNease’s retirement agreement with the Company, Mr. McNease agreed to provide consulting services to the Company for a period of two years; the agreement also provides the following:

•	Commencing January 2009, Mr. McNease will receive 24 monthly cash payments of $50,000 for consulting services; and

•	Mr. McNease will receive an initial cash payment of $80,000, followed by 23 monthly cash payments of $50,000, followed by 12 monthly cash payments of $100,000 as severance;

•	Mr. McNease agreed not to compete with the Company or any of its subsidiaries for a two-year period following his retirement;

•	Mr. McNease was eligible to receive a bonus under the 2008 Bonus Plan and was paid $364,250 (such amount includes $150,136 that was paid under the Profit Sharing Plan);

•	The Board also approved the accelerated vesting of options and restricted stock previously granted to Mr. McNease, the ability to convert the outstanding debenture held by Mr. McNease during the original conversion period, and a payout of any performance shares previously granted on a prorated basis; and

•	Mr. McNease will also receive retiree medical coverage under our group health and life insurance plans.

The Compensation Committee determined to award the retirement package to Mr. McNease in consideration of his 34 years of service to the Company and accomplishments in recent years. In making such determination, the Committee also reviewed information provided by Hewitt as to market practices regarding compensation arrangements and consulting agreements for retiring chief executive officers.

Retention Awards for Certain NEOs

In connection with Mr. McNease’s retirement as described above, and in an effort to ensure retention of two of our NEOs during the executive search for Mr. McNease’s replacement, the Compensation Committee also approved an award valued at $500,000 for each of David P. Russell, Executive Vice President, Drilling Operations, and

Mark A. Keller, Executive Vice President, Business Development. The Committee determined the value of the retention award with reference to information provided by Hewitt as to market practices with respect to retention awards in similar circumstances. Mr. Russell and Mr. Keller each chose to receive the award in the form of restricted stock and on December 2, 2008, each received 33,995 shares; such awards cliff vest on the second anniversary of the date of grant provided that such officers are still employed with the Company.

Director Compensation

In 2008, the Committee reviewed all aspects of non-management director compensation and determined not to adjust the level of retainers, meeting fees or incentive awards other than the establishment of an additional annual retainer of $100,000 for the non-executive Chairman position, to be assumed by Mr. H.E. Lentz on January 1, 2009. The Committee believed this retainer amount was appropriate given certain comparator company information prepared by Hewitt and given the responsibilities the Board had outlined for the Chairman. The Committee will continue to review the Chairman’s pay structure as his roles and responsibilities develop over time.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of our NEOs and non-management directors (as well as certain other officers of the Company). These agreements provide for us to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under Delaware law and under our governing documents.

Accounting for Stock-Based Compensation

On January 1, 2006, the Company began accounting for stock-based compensation including its LTIP awards, in accordance with the requirements of SFAS No. 123R.

Limitation of Deductions

Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid to the Company’s NEOs to $1 million per year for federal income tax purposes, but contains an exception for certain performance-based compensation. In making compensation decisions, the Committee considers the potential deductibility of proposed compensation to its executive officers and will continue to do so in the future. However, the Committee may elect to approve non-deductible compensation arrangements if the Committee believes that such arrangements are in the best interests of the Company and its stockholders.

EXECUTIVE COMPENSATION

The following table summarizes executive compensation received by our NEOs for 2006, 2007 and 2008.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

D. F. McNease,	2008	775,000	214,114	3,481,359	—	150,136	1,469,787	19,754	6,110,150
Former Chairman,	2007	725,000	861,250	2,715,066	—	138,750	465,449	45,271	4,950,786
President and CEO(1)	2006	600,000	516,667	1,704,411	375,771	113,333	504,062	45,941	3,860,185
D. P. Russell,	2008	400,000	306,393	2,057,408	—	75,807	315,739	30,474	3,185,821
EVP, Drilling	2007	340,000	331,520	979,336	—	65,000	95,214	16,902	1,827,972
Operations	2006	280,000	163,267	522,332	116,926	52,333	124,623	18,134	1,277,615
M. A. Keller,	2008	350,000	240,836	1,653,043	—	67,864	260,870	22,832	2,595,445
EVP, Business	2007	325,000	271,050	842,708	—	62,750	89,505	28,432	1,619,445
Development	2006	280,000	162,600	522,332	116,926	53,000	120,606	24,055	1,279,519
J. L. Buvens,	2008	318,000	219,043	895,251	—	61,433	284,796	23,050	1,801,573
EVP, Legal	2007	294,000	225,791	762,186	—	58,100	51,681	14,614	1,406,372
	2006	280,000	162,267	522,332	116,926	53,333	125,978	12,057	1,272,893
W. H Wells,	2008	318,000	219,289	895,251	—	61,187	145,002	23,050	1,661,779
VP, Finance and	2007	289,000	199,368	749,352	—	57,100	34,866	17,198	1,346,884
CFO	2006	275,000	161,083	513,015	114,834	50,667	58,328	14,796	1,187,723

(1)	Mr. McNease retired from the Company effective as of December 31, 2008. In December 2008, the Board of Directors approved a charitable contribution of $50,000 to the University of Southern Mississippi in Mr. McNease’s honor.

(2)	Amounts reflect annual salaries effective April 1, 2008, April 1, 2007 and May 1, 2006, as applicable.

(3)	Amounts for 2008 reflect awards under the 2008 Bonus Plan that were paid in March 2009. Amounts for 2007 reflect awards under the 2007 Bonus Plan and additional special bonus awards that were paid in February 2008. Amounts for 2006 reflect awards under the 2006 Bonus Plan that were paid in March 2007.

(4)	Amounts for 2008 reflect aggregate estimated fair values for 2008 restricted stock awards and performance share targets which are being recognized as compensation expense by the Company. Each of the following restricted stock awards was valued at $40.56 per share: McNease — 25,806 shares; Russell — 11,544 shares; Keller — 8,547 shares; Buvens — 6,636 shares; and Wells — 6,636 shares. Each of the following restricted stock awards was valued at $14.71 per share: Russell — 33,995 shares and Keller — 33,995 shares. Each of the following performance share targets was valued at $43.96 per share: McNease — 55,390 shares; Russell — 24,778 shares; Keller — 18,344 shares; Buvens — 14,244 shares; and Wells — 14,244 shares.

Amounts for 2007 reflect aggregate estimated fair values for 2007 restricted stock awards and performance share targets which are being recognized as compensation expense by the Company. Each of the following restricted stock awards was valued at $37.93 per share: McNease — 34,590 shares; Russell — 12,477 shares; Keller — 10,734 shares; Buvens — 9,711 shares; and Wells — 9,546 shares. Each of the following performance share targets was valued at $37.79 per share: McNease — 37,128 shares; Russell — 13,392 shares; Keller — 11,526 shares; Buvens — 10,422 shares; and Wells — 10,248 shares.

Amounts for 2006 reflect aggregate estimated fair values for 2006 restricted stock awards and performance share targets which are being recognized as compensation expense by the Company. Each of the following restricted stock awards was valued at $42.98 per share: McNease — 9,880 shares; Buvens, Keller and Russell — 2,889 shares each; and Wells — 2,838 shares. Each of the following performance share targets was valued at $43.18 per share: McNease — 29,638 shares; Buvens, Keller and Russell — 9,221 shares each; and Wells — 9,056 shares.

(5)	Amounts for 2006 reflect estimated fair values for 2006 stock option awards using the Black-Scholes valuation model which is being recognized as compensation expense by the Company. Each of the following stock options was valued at $18.35 per share: McNease — 20,478 shares; Buvens, Keller and Russell — 6,372 shares each; and Wells — 6,258 shares.

(6)	Amounts for each year reflect awards under the Profit Sharing Plan that were paid in January, February or March of the following year.

(7)	Amounts reflect the aggregate increase during the applicable year in the actuarial present value of accumulated retirement plan benefits. The Company does not have a non-qualified deferred compensation plan. See pages 28 and 29 for further information regarding NEO retirement benefits.

(8)	All other compensation for 2008 included the following amounts:

	Company	Personal Use of	Club Memberships and
	Contributions to	Company Vehicle or	Entertainment	Executive
Name	Savings Plan(a)	Car Allowance(b)	Facilities(c)	Physical	Total

D. F. McNease	$8,050	$6,103	$5,601	—	$19,754
D. P. Russell	8,050	15,000	5,524	$1,900	30,474
M. A. Keller	8,050	4,738	10,044	—	22,832
J. L. Buvens	8,050	15,000	—	—	23,050
W. H. Wells	8,050	15,000	—	—	23,050

(a)	Amounts reflect matching contributions made on behalf of each NEO in 2008 to the Savings Plan.

(b)	For Mr. McNease and Mr. Keller, amount reflects the estimated cost of commuting miles driven during 2008 based upon the Company’s per mile cost for each vehicle. Mr. McNease and Mr. Keller did not otherwise use the vehicles for personal use. For the other NEOs, amount reflects the car allowance received in 2008.

(c)	Amounts reflect payments made on behalf of or reimbursements made to each NEO during 2008 for memberships to dining, golf or country clubs. These club memberships are primarily for business use. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

2008 Grants of Plan-Based Awards

The following table shows potential non-equity incentive award payouts and grants of restricted stock, performance shares and stock options during 2008 to our NEOs.

								All Other	All Other
		Estimated Future Payout Under			Estimated Future Payout Under			Stock	Option	Fair Value of
		Non-Equity Incentive Awards(1)			Equity Incentive Awards(2)			Awards	Awards	Stock and
	Grant		Target	Maximum	Threshold	Target	Maximum	(# Shares)	(# Shares)	Option Awards
Name	Date	Threshold	($)	($)	(#)	(# Shares)	(# Shares)	(3)	(4)	($ per Share)(5)

D. F. McNease	4/11/2008	—	775,000	1,550,000	—	55,390	110,780	25,806	—	41.81
D. P. Russell	4/11/2008	—	260,000	520,000	—	24,778	49,556	11,544	—	41.81
	12/01/2008	—	—	—	—	—	—	33,995	—	14.71
M. A. Keller	4/11/2008	—	210,000	420,000	—	18,344	36,688	8,547	—	41.81
	12/01/2008	—	—	—	—	—	—	33,995	—	14.71
J. L. Buvens	4/11/2008	—	190,800	381,600	—	14,244	28,488	6,636	—	41.81
W. H. Wells	4/11/2008	—	190,800	381,600	—	14,244	28,488	6,636	—	41.81

(1)	Reflects the range of bonus that potentially could have been earned during 2008 based upon the achievement of performance goals under our Profit Sharing and Bonus Plans. The amounts actually earned in 2008 have been determined, were paid in February 2008, and are reflected in the Executive Compensation table on page 25.

(2)	Reflects the range of shares of common stock that potentially could be paid out in respect of performance share awards granted to the NEOs on April 11, 2008. The actual payout will be determined as follows: (a) 50% will be based on TSR over the three-year period ending April 11, 2011, relative to a peer group, and (b) 50% will be determined based on ROCE over the three-year period ending December 31, 2010 in relation to an ROCE benchmark approved by the Compensation Committee prior to the grant date.

(3)	Reflects the number of shares of restricted stock granted in 2008 to our NEOs under our 2005 LTIP. The award made to Mr. McNease had a three-year cliff vesting provision; however, upon Mr. McNease’s retirement, the Compensation Committee accelerated the vesting of all of Mr. McNease’s outstanding grants of restricted stock to December 31, 2008. The December 1, 2008 awards made to Messrs. Russell and Keller have a two-year cliff vesting provision. All other 2008 restricted stock awards vest in one-third increments over a three-year period.

(4)	No stock options were granted to our NEOs during 2008.

(5)	The dollar values of restricted stock disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 of the Notes to Consolidated Financial Statements in our 2008 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2008

The following table shows the number of shares underlying unexercised stock options and debentures and the number of shares and value of unvested restricted stock outstanding on December 31, 2008 for our NEOs.

	Option and Debenture Awards(1)					Stock Awards
				Option			Market
	Shares	Shares		Exercise or			Value of		Market
	Underlying	Underlying	Shares	Debenture	Option or	Shares	Shares		Value of
	Exercisable	Unexer-	Underlying	Conversion	Debenture	That Have	That Have	Unearned	Unearned
	Options or	cisable	Unearned	Prices	Expiration	Not Vested	Not Vested	Shares	Shares
Name	Debentures (#)	Options (#)	Options (#)	($)	Dates	(#)	($)(2)	(#)(3)	($)(2)

D. F. McNease	35,009	—	—	28.25	4/27/2010	—	—	60,340	959,407
	60,000	—	—	32.00	4/26/2011
	50,000	—	—	18.45	7/25/2012
	250,000	—	—	21.19	4/25/2013
	135,000	—	—	25.27	12/31/2013
	43,700	—	—	24.98	12/31/2013
	20,478	—	—	43.85	12/31/2013
D. P. Russell	3,350	—	—	21.19	4/25/2013	56,345	895,886	47,391	753,517
	10,000	—	—	25.27	7/21/2014
	9,825	3,275	—	24.98	5/17/2015
	4,248	2,124	—	43.85	4/28/2016
M. A. Keller	15,000	—	—	4.06	4/22/2009	52,361	832,540	39,091	621,547
	20,000	—	—	18.25	4/27/2010
	12,000	—	—	22.00	4/26/2011
	12,473	—	—	13.12	9/20/2011
	10,050	—	—	21.19	4/25/2013
	55,000	—	—	25.27	7/21/2014
	10,950	3,650	—	24.98	5/17/2015
	4,248	2,124	—	43.85	4/28/2016
	11,250	—	—	4.06	4/22/2009
J. L. Buvens	12,000	—	—	22.00	4/26/2011	15,773	250,791	33,887	538,804
	12,473	—	—	13.12	9/20/2011
	10,050	—	—	21.19	4/25/2013
	55,000	—	—	25.27	7/21/2014
	10,950	3,650	—	24.98	5/17/2015
	4,248	2,124	—	43.85	4/28/2016
	9,000	—	—	22.00	4/26/2011
W. H. Wells	5,025	—	—	21.19	4/25/2013	15,296	243,206	33,548	533,413
	25,000	—	—	25.27	7/21/2014
	8,775	2,925	—	24.98	5/17/2015
	4,172	2,086	—	43.85	4/28/2016

(1)	Amounts reflect remaining stock options granted and debentures issued between April 22, 1999 and April 28, 2006. Stock options were issued to each NEO pursuant to the 1988 Nonqualified Stock Option Plan, as amended, or the 2005 LTIP. Stock options generally become exercisable pro rata over a three- or four-year service period, and all options not exercised expire ten years after the date of grant. The debentures were issued to Mr. McNease pursuant to the 1998 Convertible Debenture Incentive Plan and are initially convertible into preferred stock, which has no voting rights (except as required by law or the Company’s charter), no dividend and a nominal liquidation preference.

(2)	The amounts set forth in this column equal the number of shares indicated multiplied by the closing price of our common stock ($15.90) on December 31, 2008.

(3)	Performance awards shown assume a target payout and are net of forfeitures. Such shares will not be paid out, if at all, until after each performance period ends on April 28, 2009, May 8, 2010 and April 11, 2011.

2008 Option Exercises and Stock Vested

The following table shows the number and value of stock options exercised and stock vested during 2008 for our NEOs.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(2)	Vesting (#)	Vesting ($)(3)

D. F. McNease(1)	—	—	80,476	$1,433,537
D. P. Russell	—	—	6,647	280,807
M. A. Keller	10,000	187,700	6,241	264,855
J. L. Buvens	—	—	5,900	250,758
W. H. Wells	—	—	5,478	231,672

(1)	Pursuant to the terms of his retirement arrangement, amounts shown include shares of restricted stock and performance shares (at target payout) for which vesting was accelerated upon Mr. McNease’s retirement on December 31, 2008.

(2)	The amounts set forth in this column equal the number of shares of stock acquired upon exercise during 2008 multiplied by the difference between the option exercise price and closing price of our common stock on the dates of exercise.

(3)	The amounts set forth in this column equal the number of shares of restricted stock that vested during 2008 multiplied by the closing price of our common stock on the date of vesting.

Equity Compensation Plans Not Approved by Security Holders

There are no equity compensation plans that have not been approved by our stockholders.

Pension Benefits Table

The table below shows the present value of accumulated benefit for each NEO at December 31, 2008, utilizing a discount rate of 6.11% for both the pension plan and benefit restoration plan (“SERP”).

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
	Plan Name	(#)	($)	($)

D. F. McNease	Pension Plan	34	1,854,380	—
	SERP	34	3,221,665	—
D. P. Russell	Pension Plan	24	741,905	—
	SERP	24	225,820	—
M. A. Keller	Pension Plan	16	768,180	—
	SERP	16	228,427	—
J. L. Buvens	Pension Plan	28	1,121,138	—
	SERP	28	244,486	—
W. H. Wells	Pension Plan	14	415,744	—
	SERP	14	72,780	—

Potential Post-Employment Payment Table

The following table reflects benefits payable in the event of voluntary termination, involuntary termination or a change of control as if the termination date were December 31, 2008 under the Company’s pension plan and SERP:

Voluntary Termination, Involuntary Termination or Change in Control

				Monthly Annuity —
			Monthly Annuity —	January 1,
		Age At	Age 60	2008
	Plan Name	12/31/2008	Commencement ($)	Commencement ($)

D. F. McNease	Pension Plan	57.53	7,927	7,927
	SERP	57.53	13,572	13,572
D. P. Russell	Pension Plan	47.61	7,645	3,024
	SERP	47.61	2,211	875
M. A. Keller	Pension Plan	56.61	5,273	4,372
	SERP	56.61	1,490	1,235
J. L. Buvens	Pension Plan	52.97	8,902	5,749
	SERP	52.97	1,844	1,191
W. H. Wells	Pension Plan	46.69	4,523	1,639
	SERP	46.69	752	273

PROPOSAL NO. 2

APPROVAL OF THE 2009 ROWAN COMPANIES, INC. INCENTIVE PLAN

Summary of the 2009 Plan

The Board of Directors has adopted the 2009 Rowan Companies, Inc. Incentive Plan. The 2009 Plan will be approved by stockholders if the votes cast in favor of approval of the 2009 Plan exceed votes cast against approval. If the 2009 Plan is not approved by the stockholders, it will not become effective. The 2009 Plan will generally provide for the continued availability of stock and cash incentives of the nature provided by the 2005 LTIP described in the “Compensation Discussion and Analysis.”

The Board of Directors believes that the 2009 Plan, like the 2005 LTIP, is important to further the interests of the Company and its stockholders by providing incentives in the form of awards to non-employee directors, officers and employees. Such awards will recognize and reward outstanding performances and individual contributions and give participants in the 2009 Plan an interest in the Company parallel to that of the stockholders, thus enhancing the proprietary and personal interest of the participants in the Company’s continued success and progress. This 2009 Plan is important for the ability of the Company and its subsidiaries to attract and retain such directors, officers and employees.

As of December 31, 2008 the Company had 1,785,509 shares remaining available for grant under the 2005 LTIP. The Company does not anticipate granting any new stock awards under any of its existing plans between the end of its last fiscal year (December 31, 2008) and the date of the Annual Meeting, other than a grant of 1,000 RSUs under the 2005 LTIP made to Mr. John J. Quicke upon his election to the Board of Directors on January 22, 2008. Upon approval by the stockholders of the Company, the 2009 Plan will replace the 2005 LTIP and no further awards will be issued under the 2005 LTIP after such approval. The Company has granted full value equity awards (and for 2006 and 2008, stock options) with respect to the following number of shares of common stock (net of forfeitures): 2008 — 353,006 shares and RSUs and 100,000 stock options; 2007 — 341,729 shares and RSUs; and 2006 — 292,169 shares and RSUs and 63,402 stock options. As of December 31, 2008, Rowan had total outstanding awards of 2,087,977 stock options, with a weighted average exercise price of $21.68 and a weighted average remaining contractual term of 4.3 years, and 1,302,289 full value awards comprised of restricted stock, RSUs and performance shares.

The following is a summary of the principal features of the 2009 Plan, a copy of which is attached to this Proxy Statement as Appendix A. This summary is qualified in its entirety by express reference to the complete text of the 2009 Plan. See “Federal Income Tax Consequences” below for a general discussion of the federal income tax consequences of the 2009 Plan to participants and to the Company.

Description of the 2009 Plan

Administration.  In general, the 2009 Plan will be administered by the Compensation Committee. The Committee selects the participants and determines the type and amount of awards from those available under the 2009 Plan, as well as the number of shares that may be subject to these awards. Participants may include employees and directors of the Company or any of its subsidiaries. All or part of an award may be subject to conditions established by the Committee. The Committee has the power to amend or modify the terms of an award in any manner that is either not adverse to the award recipient or consented to by the award recipient. The Committee will have full and final authority to interpret the 2009 Plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the 2009 Plan. The Committee does not have authority to reprice any stock options or stock appreciation rights granted under the 2009 Plan without stockholder approval.

The Committee may delegate certain of its duties under the 2009 Plan, and it may also engage or authorize the engagement of third-party administrators to carry out administrative functions under the 2009 Plan.

Shares Subject to the 2009 Plan.  Subject to certain provisions of the 2009 Plan, no award shall be granted if it shall result in the aggregate number of shares of common stock issued under the 2009 Plan to exceed 4,500,000 shares of common stock. All shares of common stock issuable under the 2009 Plan will be available for incentive stock options. The number of shares of common stock that are subject to awards under the 2009 Plan or the 2005 LTIP that are forfeited, terminated or expire unexercised shall again become available for awards under the 2009 Plan. The number of shares available for grant under the 2009 Plan will also be increased by any shares not issued or delivered as a result of a net settlement of an award and any shares withheld to pay an exercise price or withholding taxes related to an award under the 2009 Plan or the 2005 LTIP. The Committee shall make appropriate adjustments in the number of shares under the 2009 Plan to reflect any stock split, stock dividend, recapitalization, merger, consolidation, combination of shares or other similar event. As of March 9, 2009, the closing price of a share of our common stock on the New York Stock Exchange was $11.83.

Eligibility.  All employees of the Company or any of its subsidiaries are eligible for the grant of awards under the 2009 Plan. Awards may also be granted to non-employee directors. The Committee will determine the type or types of awards to be made from those available under the 2009 Plan and will designate from time to time the participants who are to be granted awards under the 2009 Plan.

Vesting.  Except in the case of terminations of employment due to death, disability, retirement or change in control, any award granted under the 2009 Plan to an employee shall not become 100% vested until at least three years from the date of grant (or one year in the case of a performance award). Any such award can vest ratably over such three-year period and can be up to 25% vested immediately upon date of grant. The foregoing vesting requirement will not apply to (1) awards to non-employee directors, and (2) awards (in the aggregate) made to employees not exceeding 5% of the total shares available for awards as of May 5, 2009.

Types of Awards.  Awards under the 2009 Plan may be in the form of options, stock appreciation rights (“ SARs”) restricted stock, RSUs, performance awards and cash-based awards, as described below. At the discretion of the Committee, any such award may be granted subject to the attainment of specified performance goals. Awards may consist of those listed below and may be granted singly, in combination or in tandem. Awards may also be granted in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the 2009 Plan or any other benefit plan of the Company or any of its subsidiaries, including the plan of any acquired entity; provided, however, that, other than adjustments allowed under the 2009 Plan, the terms of outstanding awards may not be amended to reduce the exercise price of an option or SAR or to cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original award without stockholder approval. Each award under the 2009 Plan will be subject to conditions established by the Committee.

If within five years of the grant or payment of an award (1) the Company’s reported financial or operating results are subject to a material negative restatement or (2) a participant engages in conduct which is fraudulent, negligent or not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its affiliates (as determined in the sole discretion of the Committee), then in each case the Committee may, in its discretion, seek to recoup all or a portion of such grant or payment.

Upon the death, disability or termination of employment by a participant, any unexercised, unvested or unpaid awards will be treated as set forth in the applicable award agreement or in any other written agreement the Company has entered into with the participant.

Options.   Options are rights to purchase a specified number of shares of our common stock at a specified price. The number of shares and all other terms and conditions of an option are determined by the Committee. An option granted under the 2009 Plan may consist of either an incentive stock option that complies with the requirements of Section 422 of the Internal Revenue Code (“Code”) or a non-qualified stock option that does not comply with such requirements. Incentive stock options may only be granted to employees. The term of an option may not be longer than ten years and options must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant.

The exercise price of an option must be paid in full at the time the option is exercised. If elected by the participant, the exercise price may be paid by means of tendering shares of the common stock. Tendered shares of common stock would be valued at the fair market value of our common stock on the date of exercise. The Committee will determine acceptable methods for tendering common stock to exercise an option. The Committee may also adopt additional rules and procedures regarding the exercise of options from time to time, provided that such rules and procedures are not inconsistent with the 2009 Plan.

SARs.   A SAR is a right to receive a payment, in cash or shares of our common stock, equal to the excess of the fair market value of a specified number of shares of our common stock on the date the rights are exercised over a specified grant price. A SAR may be granted under the 2009 Plan to the holder of an option with respect to all or a portion of the shares of common stock subject to the option or may be granted separately. The Committee will determine the terms, conditions and limitations applicable to any SARs, including the term of any SARs, which may not be longer than ten years, and the date or dates upon which they become exercisable.

Stock Awards.   Stock awards consist of restricted and non-restricted grants of common stock. Any terms, conditions and limitations applicable to a stock award will be determined by the Committee. When a restricted stock award is granted, the grantee is registered as the owner of the shares of restricted stock and is entitled to any dividends paid with respect to the restricted stock, unless the Committee determines otherwise. Any share certificates evidencing the restricted stock award must contain legends stating the restrictions applicable to those shares.

Restricted Stock Units.   An RSU is a unit evidencing the right to receive in specified circumstances one share of common stock or equivalent value in cash that is restricted or subject to forfeiture provisions. The Committee will determine any terms, conditions and limitations applicable to an RSU award. In addition, at the discretion of the Committee, rights to dividend equivalents or interest credits may be extended to and made part of any RSU award. When the restrictions on an RSU lapse, shares of common stock or equivalent cash value will be delivered to the participant.

Cash Awards.   Cash awards consist of grants denominated in cash. The terms, conditions and limitations applicable to any cash awards will be determined by the Committee. The Committee may provide for the crediting of interest or other earnings on cash awards.

Performance Awards.   Without limiting the type or number of awards that may be made under the 2009 Plan, an award may be in the form of a performance award. The Committee will determine the terms, conditions and limitations applicable to a performance award. The Committee will set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of performance awards that will be paid out to the participant and/or the portion that may be exercised.

Qualified Performance Awards.   Performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code are “qualified performance awards.” Such awards will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established objective performance goals established by the Committee prior to the earlier of (1) 90 days after the commencement of the period of service to which the performance goals relate or (2) the lapse of 25% of the period of service. A performance goal may be based upon one or more business criteria that apply to the participant, one or more of our business units, or the Company as a whole, and may include any of the following: earnings per share; price per share; revenues; cash flow; return on net assets; return on assets; return on capital employed; return on investment; return on equity; economic value added; gross margin; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating income; total stockholder return; debt reduction; budget compliance safety and environmental performance; utilization of, and day rates achieved for, offshore and onshore drilling rigs; downtime for offshore and onshore rigs under contract; procurement efficiency; capital expenditures including adherence to budget and schedule; market share; and customer satisfaction. Prior to the payment of any qualified performance awards, the Committee must certify in writing that the applicable performance goals were satisfied. Section 162(m) generally disallows deductions for compensation in excess of $1 million for certain executive officers unless it meets the requirements for being performance-based. The 2009 Plan contains provisions consistent with these requirements for qualified performance awards.

To preserve the Company’s ability to deduct the compensation associated with grants and awards made under the 2009 Plan, the plan provides that grants or awards in the form of options or SARs made to an individual employee in any calendar year cannot cover an aggregate of more than 1,500,000 shares of common stock, and the aggregate amount of shares of common stock that may be the subject of awards denominated in common stock in any calendar year may not exceed 1,500,000 shares. In addition, the maximum cash award in respect of any one year period may not exceed $5,000,000.

Nonqualified performance awards are performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. Nonqualified performance awards are based on achievement of such goals and subject to such terms, conditions and restrictions as the Committee determines.

Term of Awards.  The term or restricted period of each award that is an option, SAR, restricted stock unit or restricted stock will be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any such award exceed a period of ten years.

Assignability and Transfer.  Unless otherwise determined by the Committee, no award or any other benefit under this 2009 Plan shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Incentive stock options may not be assigned or transferred pursuant to a qualified domestic relations order. The Committee may prescribe other restrictions on transfer.

Amendment and Termination.  Our board of directors may amend, modify, suspend or terminate the 2009 Plan for the purpose of addressing changes in legal requirements or for any other purpose permitted by law, except that (1) no amendment that would impair the rights of a participant with respect to any outstanding award may be made without the written consent of the participant and (2) no amendment legally requiring stockholder approval will be effective until such approval has been obtained.

Federal Income Tax Consequences

The following summary is based upon current interpretations of existing federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which the participant’s income or gain may be taxable.

Nonqualified Stock Options; Stock Appreciation Rights; Incentive Stock Options. Participants will not realize taxable income upon the grant of a non-qualified stock option (“NQSO”) or SAR. Upon the exercise of an NQSO or SAR, the participant will recognize ordinary income (subject, in the case of employees, to withholding by the

Company) in an amount equal to the excess of (1) the fair market value on the date of exercise of the common stock received over (2) the exercise price (if any) paid for the stock. The participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a NQSO, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “— Certain Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Employees will not have taxable income upon the grant of an incentive stock option (“ISO”). Upon the exercise of an ISO, the employee will not have taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the ISO (“ISO Stock”) over the exercise price is an item of tax preference that may require payment of an alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the employee’s regular tax liability in a later year to the extent the employee’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), the employee will generally recognize capital gain (or loss) equal to the difference between the amount received in the disposition and the exercise price paid by the employee for the ISO Stock. However, if an employee disposes of ISO Stock that has not been held for the requisite holding period (a “disqualifying disposition”), the employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the employee for such ISO Stock. The employee would also recognize capital gain (or, depending on the holding period, additional ordinary income) to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized in the disqualifying disposition (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

We will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless the employee makes a disqualifying disposition of the ISO Stock. If an employee makes such a disqualifying disposition, we will then, subject to the discussion below under “— Certain Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the employee under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an NQSO or ISO, the participant will recognize income with respect to the common stock received in the manner described above, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the NQSO or ISO exercise price. Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the NQSO or ISO exercise price will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares of common stock surrendered in satisfaction of the NQSO or ISO exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus, in the case of a NQSO, the amount of ordinary income recognized by the participant with respect to the common stock received.

Cash Awards; Restricted Stock Unit Awards; Stock Awards.  A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or performance award denominated in cash or, if earlier, at the time such cash is otherwise made available for the participant to draw upon it. A participant will not have taxable income upon the grant of a restricted stock unit award but rather will generally recognize ordinary compensation income at the time the participant receives common stock or cash in satisfaction of such restricted stock unit award in an amount equal to the fair market value of the common stock or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a stock award or performance award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the common stock when such stock is received.

An employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income under the rules described above with respect to common stock or cash received pursuant to a cash award, performance award, stock award or restricted stock unit award. Dividends that are received by a participant prior to the time that the common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s holding period in such shares will commence on the date income is so recognized.

Subject to the discussion under “— Certain Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Certain Tax Code Limitations on Deductibility.  In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our ability to obtain a deduction for future payments under the 2009 Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible. Our ability to obtain a deduction for amounts paid under the 2009 Plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the 2009 Plan by our stockholders will satisfy the stockholder approval requirement for the performance-based exception and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including options and SARs) under the 2009 Plan so as to be eligible for the performance-based exception. However, it may not be possible in all cases to satisfy all of the requirements for the exception and we may, in our sole discretion, determine that in one or more cases it is in our best interests to not satisfy the requirements for the performance-based exception.

Section 409A.  Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts results in immediate taxation of any amounts deferred that are earned or vested after 2004, to the extent not subject to a substantial risk of forfeiture, with interest, and a 20% additive tax. Section 409A may be applicable to certain awards under the 2009 Plan. To the extent applicable, we intend that the 2009 Plan and all awards made thereunder will satisfy the requirements of Section 409A.

Requisite Vote

The vote required for approval of the proposed 2009 Plan is the affirmative vote of a majority of shares of Rowan common stock voting on the proposal at the meeting. If the requisite vote is not obtained, the 2009 Plan will not become effective.

New Plan Benefits

At the time of mailing of this proxy statement, 2009 incentive awards to be made to the NEOs under the 2009 Plan had not yet been determined.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the proposal to approve the adoption of the 2009 Rowan Companies, Inc. Incentive Plan. Proxies solicited by the Board of Directors will be voted “FOR” this proposal unless a contrary vote is specified.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT AUDITORS

The firm of Deloitte & Touche LLP has been appointed as principal auditors for the Company for the year ending December 31, 2009. We are asking you to ratify that appointment.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders on May 5, 2009 and will be offered the opportunity to make a statement if he desires to do so. He will also be available to respond to appropriate questions.

Recommendation of the Board

The Board of Directors and Audit Committee recommend you vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

Our Audit Committee members are all non-employee members of the Board of Directors: William T. Fox III (Chairman), Frederick R. Lausen and P. Dexter Peacock. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.rowancompanies.com under Investor Relations — Governance — Audit Committee Charter. Each of the members of the Audit Committee meets the independence requirements of the New York Stock Exchange currently in effect and is financially literate as such qualifications are interpreted by the Board of Directors in its business judgment. However, the Audit Committee is not professionally engaged in the practice of accounting, auditing and evaluating auditor independence. The Audit Committee held seven meetings during 2008.

Review of the Company’s Audited Financial Statements for the Year ended December 31, 2008

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the year ended December 31, 2008. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board No. 1 regarding independence discussions with audit committees, and the Audit Committee has discussed with Deloitte & Touche LLP its independence.

Based on the Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

In addition, the Audit Committee approved the appointment of Deloitte & Touche LLP to conduct the audit of the Company’s financial statements for fiscal year 2009.

Respectfully submitted by,

The Audit Committee of the Board of Directors
William T. Fox III, Chairman
Frederick R. Lausen
P. Dexter Peacock

February 24, 2009

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The table below sets forth the fees paid to Deloitte & Touche LLP over the past two years. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has delegated to its Chairman the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees, provided that the Chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to the full Audit Committee at its next regular meeting.

Fees billed by Deloitte & Touche LLP in 2008 and 2007 were as follows:

	2008	2007

Audit fees(a)	$3,587,960	$3,174,131
Audit-related fees	11,796	—
Tax fees(b)	2,055,016	590,863
All other fees	—	—

Total	$5,654,772	$3,764,994

(a)	Fees for audit services billed in 2008 and 2007 consisted of:

•	Audit of the Company’s annual financial statements;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory audits;

•	Services related to SEC matters; and

•	Attestation of management’s assessment of internal controls, as required by Section 404 of the Sarbanes-Oxley Act.

(b)	Fees for audit-related services billed in 2008 consisted of subscriptions to an online technical library.

(c)	Fees for tax services billed in 2008 and 2007 consisted of tax compliance and tax planning advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

All of Rowan’s directors, executive officers and any greater than ten percent stockholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of Rowan common stock and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 2008, except for one Form 4 for Kevin Bartol, our Vice President, Strategic Planning relating to the sale of 132 shares to cover taxes in connection with the vesting of restricted shares and one Form 4 for each of our directors relating to the June 6 grant of 3,000 RSUs that was inadvertently reported late, on June 16, 2008.

Form 10-K

The Company will furnish without charge to any person whose proxy is being solicited, upon written request of such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, including the financial statements and any financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). All requests for copies of such report and/or exhibit(s) should be directed to Ms. Melanie M. Trent, Corporate Secretary of the Company, at the Company’s principal address shown below.

Questions?

If you have any questions or need more information about the Annual Meeting please write to us at our principal executive offices:

Melanie M. Trent, Corporate Secretary
Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056

Appendix A
2009 ROWAN COMPANIES, INC.
INCENTIVE PLAN

2009 ROWAN COMPANIES, INC.
INCENTIVE PLAN

Article I INTRODUCTION	1
1.1 Purpose	1
1.2 Definitions	1
1.3 Shares Subject to the Plan-Limitations-Adjustments	3
1.4 Administration of the Plan	4
1.5 Granting of Awards to Participants	5
1.6 Term of Plan	5
1.7 Amendment and Discontinuance of the Plan	6

Article II NON-QUALIFIED OPTIONS	6
2.1 Eligibility	6
2.2 Exercise Price	6
2.3 Terms and Conditions of Non-Qualified Options	6
2.4 Option Repricing	7

Article III INCENTIVE OPTIONS	7
3.1 Eligibility	7
3.2 Exercise Price	7
3.3 Limited Transfer of Incentive Options	8
3.4 Option Period and Conditions and Limitations on Exercise	8
3.5 Option Repricing	8

Article IV BONUS STOCK	8

Article V STOCK APPRECIATION RIGHTS	8
5.1 Right to Payment	8
5.2 Terms	8
5.3 Repricing	8

Article VI RESTRICTED STOCK	9
6.1 Eligibility	9
6.2 Restrictions; Restricted Stock Held in Escrow or Trust	9
6.3 Forfeiture of Restricted Stock	9
6.4 Delivery of Shares of Common Stock	9

Article VII RESTRICTED STOCK UNITS	9
7.1 Award and Restrictions	9
7.2 Forfeiture	9
7.3 Performance Goals	10

Article VIII PERFORMANCE AWARDS	10

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8.1 Performance Awards	10
8.2 Performance Goals	10

Article IX CASH AWARDS	11

Article X CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS	11
10.1 Vesting and Other General Provisions	11
10.2 Stand-Alone, Additional, Tandem and Substitute Awards	12
10.3 Term of Awards	12
10.4 Form and Timing of Payment under Awards; Deferrals	12
10.5 Vested and Unvested Awards	12
10.6 Securities Requirements	13
10.7 Transferability	13
10.8 Rights as a Stockholder	13
10.9 Listing and Registration of Shares of Common Stock	14
10.10 Change in Control	14

Article XI WITHHOLDING FOR TAXES	15

Article XII MISCELLANEOUS	15
12.1 No Rights to Awards or Uniformity Among Awards	15
12.2 Conflicts with Plan	15
12.3 No Right to Employment	15
12.4 Governing Law	15
12.5 Gender, Tense and Headings	15
12.6 Severability	15
12.7 Other Laws	15
12.8 Stockholder Agreements	16
12.9 Funding	16
12.10 No Guarantee of Tax Consequences	16
12.11 Code Section 409A	16

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2009 ROWAN COMPANIES, INC.
INCENTIVE PLAN
Article I
INTRODUCTION
     1.1 Purpose. This 2009 Rowan Companies, Inc. Incentive Plan (as the same may be amended from time to time, the “Plan”) is intended to promote the interests of Rowan Companies, Inc., a Delaware corporation (the “Company”), and its stockholders by promoting performance and encouraging Employees and Non-Employee Directors of the Company or its Affiliates (as defined below) to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the “Board”) also contemplates that through the Plan the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation, and accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly. The Plan replaces the 2005 Rowan Companies, Inc. Long-Term Incentive Plan (the “Prior Plan”) and no further awards shall be made under the Prior Plan after the Effective Date hereof.
     1.2 Definitions». As used in the Plan, the following terms shall have the meanings set forth below:
     “Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 50% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Code Section 424(e)), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Code Section 424(f)) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Code Sections 414(b) or (c)) with the Company.
     “Awards” means, collectively, Options, Bonus Stock, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock, Performance Awards, or Cash Awards.
     “Board” has the meaning set forth in Section 1.1 of the Plan.
     “Bonus Stock” means Common Stock described in Article IV of the Plan.
     “Cash Award” means an award denominated in cash and not based on shares of Common Stock.
     “Change in Control” shall be deemed to have occurred upon any of the following events:
     (a) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, (iii) any Affiliate, (iv) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (v) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;
     (b) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other entity, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

     (c) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;
     (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
     (e) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election to the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.
     “Committee” means the compensation committee of the Board, or any other committee of the Board designated by the compensation committee for specific purposes as provided in applicable resolutions.
     “Common Stock” means the common stock, $.125 par value per share, of the Company.
     “Company” has the meaning set forth in Section 1.1 of the Plan.
     “Director” means an individual who is a member of the Board.
     “Effective Date” means, with respect to the Plan, the later of the date that the Plan is (a) adopted by the Board and (b) approved by stockholders of the Company, provided that such stockholder approval occurs not more than one year prior to or after the date of such adoption by the Board.
     “Employee” means any employee of the Company or an Affiliate.
     “Employment” includes any period in which a Participant is an Employee.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” or “FMV Per Share” means, in the case of a share of Common Stock on a particular day, the volume weighted average price of the Common Stock for that day, as reported by Bloomberg, Inc. as of 4:00 p.m. Eastern Time on that day (or at the close of trading on the New York Stock Exchange, if earlier) or, if Bloomberg, Inc. does not report a volume weighted average price of the Common Stock for that day, for the last preceding day on which such the volume weighted average price of the Common Stock is so reported. If Bloomberg, Inc. or any successor of Bloomberg, Inc. ceases to report volume weighted average prices, the Committee shall adopt another appropriate method of determining Fair Market Value.
     “Full Value Awards” shall mean any Award denominated in or determined by reference to shares of Common stock, other than Options or Stock Appreciation Rights.
     “Incentive Option” means any Option that satisfies the requirements of Code Section 422 and is granted pursuant to Article III of the Plan.
     “Incumbent Board” has the meaning set forth in paragraph (e) of the definition of “Change in Control” under this Section 1.2.

     “Non-Employee Director” means a Director who is not an Employee.
     “Non-Employee Director Option” means an Option not intended to satisfy the requirements of Code Section 422.
     “Non-Qualified Option” means an Option not intended to satisfy the requirements of Code Section 422 that is granted pursuant to Article II of the Plan.
     “Option” means an option to acquire Common Stock granted pursuant to the provisions of the Plan and includes either an Incentive Option or a Non-Qualified Option, or both, as applicable.
     “Option Expiration Date” means, with respect to an Option, the date determined by the Committee, which shall not be more than 10 years after the date of grant of such Option.
     “Optionee” means a Participant who has received an Option.
     “Participant” means any Non-Employee Director or Employee granted an Award under the Plan.
     “Performance Award” means an Award granted pursuant to Article VIII of the Plan, that, if earned, shall be payable in shares of Common Stock, cash or any combination thereof as determined by the Committee.
     “Plan” has the meaning set forth in Section 1.1 of the Plan.
     “Prior Plan” means the 2005 Rowan Companies, Inc. Long-Term Incentive Plan.
     “Restricted Period” means, with respect to an Award, the period established by the Committee during which such Award either remains subject to forfeiture or is not exercisable by the Participant.
     “Restricted Stock” means one or more shares of Common Stock, prior to the lapse of restrictions thereon, granted under Article VI of the Plan.
     “Restricted Stock Unit” means an Award, granted pursuant to Article VII of the Plan, of the right to receive (a) shares of Common Stock issued at the end of a Restricted Period, (b) the Fair Market Value of shares of Common Stock paid in cash at the end of a Restricted Period or (c) a combination of shares of Common Stock and cash, as determined by the Committee, paid at the end of a Restricted Period.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Spread” has the meaning set forth in Section 5.1 of the Plan.
     “Stock Appreciation Rights” means an Award granted pursuant to Article V of the Plan.
     1.3 Shares Subject to the Plan-Limitations-Adjustments.
     (a) Plan and Award Limitations. The maximum number of shares of Common Stock that may be issued under the Plan shall be 4,500,000 shares, all of which may be issued as Full Value Awards under the Plan. The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Options shall be 4,500,000 shares.
     Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to Awards:
     (i) no Participant may be granted, during any one-year period, Awards consisting of Options or Stock Appreciation Rights that are exercisable for more than 1,500,000 shares of Common Stock; and

     (ii) no Participant may be granted, during any one-year period, Awards denominated in shares of Common Stock covering or relating to more than 1,500,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the “Stock-Based Awards Limitations”); and
     (iii) no Participant may be granted Cash Awards in respect of any one-year period having a value determined on the date of grant in excess of $5,000,000.
     (b) Adjustment of Limitations. In the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available, and each of the limitations on Awards set forth above, including the Stock-Based Awards Limitations and other limitations set forth above, shall be ratably adjusted by the Committee. Upon the occurrence of any of the events described in the immediately preceding sentence, in order to ensure that after such event the shares of Common Stock subject to the Plan and each Participant’s proportionate interest remain substantially as before the occurrence of such event, the Committee shall, in such manner as it may deem equitable, adjust (a) the number of shares of Common Stock with respect to which Awards may be granted under the Plan, (b) the number of shares of Common Stock subject to outstanding Awards, and (c) the grant or exercise price with respect to an Award. Such adjustment in an outstanding Option shall be made (i) without change in the total price applicable to the Option or any unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and (ii) with any necessary corresponding adjustment in exercise price per share. The Committee’s determinations shall be final, binding and conclusive with respect to the Company and all other interested persons.
     (c) Share Counting and Forfeitures. In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan or the Prior Plan is reduced for any reason, including the withholding of shares for the payment of taxes or exercise price, or in the event any Award (or portion thereof) granted under the Plan or the Prior Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available under the Plan for the grant of additional Awards. Shares that cease to be subject to an Award because of the exercise of the Award or the vesting of a Restricted Stock Award or similar Award, shall no longer be subject to or available for any further grant under the Plan; provided, however, that shares that are not issued in connection with the exercise or settlement of an Award shall thereafter be available under the Plan for the grant of additional Awards. Shares issued pursuant to the Plan (x) may be treasury shares, authorized but unissued shares, or shares acquired in the open market and (y) shall be fully paid and nonassessable. No fractional shares shall be issued under the Plan. Payment for any fractional shares that would otherwise be issuable hereunder in the absence of the immediately preceding sentence shall be made in cash.
     1.4 Administration of the Plan».
     The Plan shall be administered by the Committee, which shall have the powers vested in it by the terms of the Plan, such powers to include the authority (within any limitations described in the Plan) to:
•	select the Employees and Non-Employee Directors to be granted Awards under the Plan;

•	establish such restrictions, terms and conditions as it determines in its sole discretion with respect to each Award;

•	establish objectives and conditions for earning Awards;

•	determine the terms and conditions of Award agreements (which shall not be inconsistent with this Plan) and who must sign each Award agreement;

•	determine whether the conditions for earning an Award have been met and whether a Performance Award will be paid at the end of an applicable performance period;

•	except as otherwise provided in Section 1.7, modify the terms of Awards made under this Plan;

•	determine if, when and under what conditions payment of all or any part of an Award may be deferred;

•	determine whether the amount or payment of an Award should be reduced or eliminated;

•	determine the guidelines and/or procedures for the payment or exercise of Awards;

•	determine whether a Performance Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a Performance Award should qualify as performance-based compensation;

•	recoup from Participants all or a portion of the amounts granted or paid under the Plan if the Company’s reported financial or operating results are materially and negatively restated within five years of the grant or payment of such amounts;

•	recoup from Participants who engaged in conduct which was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or Employees of the Company or its Affiliates or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the amounts granted or paid under the Plan within five years of such conduct;

•	make, amend and rescind such rules as it deems necessary for the proper administration of the Plan;

•	interpret the Plan and all Awards under the Plan;

•	make all other determinations necessary or advisable for the administration of the Plan; and

•	correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent that the Committee deems desirable to effectuate the Plan.
     Any action taken or determination made by the Committee pursuant to this or any other provision of the Plan shall be final, binding and conclusive on all affected persons, including, without limitation, the Company, any Affiliate, any grantee, holder or beneficiary of an Award, any stockholder and any Employee or Non-Employee Director. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the fullest extent permitted by law. The Committee may delegate any of its authority to any one or more members of the Board or to any other committee of the Board, provided such delegation is made in writing and specifically sets forth such delegated authority.
     1.5 Granting of Awards to Participants». The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees and Non-Employee Directors as may be selected by it, subject to the terms and conditions set forth in the Plan. In selecting the persons to receive Awards, including the type and size of the Award, the Committee may consider the contribution the recipient has made and/or may make to the growth of the Company or its Affiliates and any other factors that it may deem relevant. No member of the Committee shall vote or act upon any matter relating solely to himself. Grants of Awards to members of the Committee must be ratified by the Board. In no event shall any Employee or Non-Employee Director, nor his legal representatives, heirs, legatees or distributees, have any right to participate in the Plan.
     1.6 Term of Plan». If not sooner terminated under the provisions of Section 1.7, the Plan shall terminate upon, and no further Awards shall be made after, the 10th anniversary of the Effective Date.

     1.7 Amendment and Discontinuance of the Plan». The Board may amend, suspend or terminate the Plan at any time without prior notice to or consent of any person; provided, however, that subject to Section 10.10, no amendment, suspension or termination of the Plan may, without the written consent of the holder of an Award, terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect; and provided further that no amendment shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the requirements of any securities market or exchange on which the Company’s stock is then listed. Notwithstanding the foregoing, the Board may amend the Plan in such manner as it deems necessary in order to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to the Participants.
Article II
NON-QUALIFIED OPTIONS
     2.1 Eligibility». The Committee may grant Non-Qualified Options to purchase shares of Common Stock to any Employee or Non-Employee Director. Each Non-Qualified Option granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom such Non-Qualified Option is granted in such form as the Committee shall provide.
     2.2 Exercise Price». The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Non-Qualified Option granted under this Article II shall not be less than 100% of the FMV Per Share on the date of grant of such Non-Qualified Option.
     2.3 Terms and Conditions of Non-Qualified Options». Non-Qualified Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions (including, but not limited to conditions of vesting or exercise of the Options), not inconsistent with the Plan, as the Committee shall deem desirable:
     (a) Option Period and Conditions and Limitations on Exercise. No Non-Qualified Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Non-Qualified Option shall be exercisable at such time or times as the Committee, in its discretion, may determine at the time such Non-Qualified Option is granted.
     (b) Manner of Exercise. In order to exercise a Non-Qualified Option, the person or persons entitled to exercise such Non-Qualified Option shall deliver to the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Non-Qualified Option shall either be (x) in cash or by check payable and acceptable to the Company, (y) by tendering to the Company shares of Common Stock having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Non-Qualified Option is being exercised and by paying any remaining amount of the exercise price as provided in (x) above, or (z) with the consent of the Committee, which may be granted or withheld in the Committee’s sole discretion, and upon compliance with such instructions as the Committee may specify, at the person’s written request, the Company may deliver certificates for the shares of Common Stock for which the Non-Qualified Option is being exercised to a broker for sale on behalf of the person, provided that the person has irrevocably instructed such broker to remit directly to the Company on the person’s behalf from the proceeds of such sale the full amount of the exercise price, plus all required withholding taxes. In the event that the person elects to make payment as allowed under clause (y) above, the Committee may, upon confirming that the Optionee owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Non-Qualified Option, less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. If the Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares.

     (c) Alternative Payment for Stock. At the election of the Participant, payment of the exercise price or withholding may be made, in whole or in part, with shares of Common Stock with respect to which the Option is being exercised. If payment is to be made in such manner, then the Participant shall deliver to the Company a notice of exercise as to the number of shares of Common Stock to be issued to the Participant as well as the number of shares of Common Stock to be retained by the Company in payment. In such case, the notice of exercise shall include (A) a statement directing the Company to retain the number of shares from the exercise of the Options the Fair Market Value (as of the date of delivery of such notice) of which is equal to the portion of the exercise price and/or withholding with respect to which the Participant intends to make payment, and (B) such additional payment in cash or shares as shall be necessary, when added to the consideration paid with shares subject to the Option, to pay the exercise price and withholding in full for all such shares. If the Company is required to withhold on account of any applicable tax imposed as a result of the exercise of an Option with previously issued stock or by retention of optioned shares under this Section, the Common Stock surrendered or retained shall include an additional number of shares whose Fair Market Value equals the amount thus required to be withheld at the applicable minimum statutory rate.
     (d) Transfer of Non-Qualified Options. Except as provided below, no Non-Qualified Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order, and during the lifetime of the Participant to whom any such Non-Qualified Option is granted, it shall be exercisable only by the Participant (or his guardian). The Committee may, in its discretion, provide in an Option agreement or otherwise that any Non-Qualified Option may be transferred in whole or in part. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Non-Qualified Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee and shall, at the sole discretion of the Committee, result in forfeiture of the Non-Qualified Option with respect to the shares involved in such attempt. Any Non-Qualified Option that is transferred in accordance with the provisions of this Section 2.3(d) may only be exercised by the person or persons who acquire a proprietary interest in the Non-Qualified Options pursuant to the transfer.
     (e) Listing and Registration of Shares. Each Non-Qualified Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares subject to such Non-Qualified Option under any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Non-Qualified Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.
     2.4 Option Repricing» . Except as provided in Section 1.3(b), the Committee, subject to stockholder approval, may grant to holders of outstanding Non-Qualified Options, in exchange for the surrender and cancellation of such Non-Qualified Options, cash or other Awards, new Non-Qualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Non-Qualified Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.
Article III
INCENTIVE OPTIONS
     The terms specified in this Article III shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all of the provisions of Article II shall be applicable to Incentive Options. Options which are specifically designated as Non-Qualified Options shall not be subject to the terms of this Article III.
     3.1 Eligibility. Incentive Options may only be granted to Employees who are treated as “employees” of the Company or one of its subsidiaries under Code Section 422.
     3.2 Exercise Price. The exercise price per share shall not be less than 100% of the FMV Per Share on the date of grant of the Incentive Option.

     3.3 Limited Transfer of Incentive Options. No Incentive Option granted hereunder (a) shall be transferable other than by will or by the laws of descent and distribution and (b) except as permitted under Code Section 422, shall be exercisable during the Optionee’s lifetime by any person other than the Optionee (or his guardian).
     3.4 Option Period and Conditions and Limitations on Exercise. No Incentive Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Incentive Option shall be exercisable at such time or times as the Committee, in its discretion, may determine at the time such Incentive Option is granted.
     3.5 Option Repricing». Except as provided in Section 1.3(b), the Committee, subject to stockholder approval, may grant to holders of outstanding Incentive Options, in exchange for the surrender and cancellation of such Incentive Options, cash or other Awards, new Incentive Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Incentive Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.
Article IV
BONUS STOCK
     The Committee may, from time to time and subject to the provisions of the Plan, grant shares of Bonus Stock to Employees and Non-Employee Directors. Such grants of Bonus Stock shall be in consideration of performance of services by the Participant without additional consideration, except as may be required by the Committee or pursuant to Section 10.1. Bonus Stock shall be shares of Common Stock that are not subject to a Restricted Period under Article VI.
Article V
STOCK APPRECIATION RIGHTS
     The Committee is authorized to grant Stock Appreciation Rights to Employees and Non-Employee Directors on the following terms and conditions:
     5.1 Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted, upon exercise thereof, a right to receive shares of Common Stock, the value of which is equal to the excess of (i) the FMV Per Share on the date of exercise over (ii) the FMV Per Share on the date of grant (such excess, the “Spread”) with respect to a specified number of shares of Common Stock. Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Stock Appreciation Right may not exceed a specified amount and that the Spread may be paid in cash.
     5.2 Terms. The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award and any other terms and conditions of any Stock Appreciation Right.
     5.3 Repricing. Except as provided in Section 1.3(b), the Committee, subject to stockholder approval, may grant to holders of outstanding Stock Appreciation Rights, in exchange for the surrender and cancellation of such Stock Appreciation Rights, cash or other Awards, new Stock Appreciation Rights having exercise prices lower (or higher with any required consent) than the exercise price provided in the Stock Appreciation Rights so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

Article VI
RESTRICTED STOCK
     6.1 Eligibility». All Employees and Non-Employee Directors shall be eligible for grants of Restricted Stock.
     6.2 Restrictions; Restricted Stock Held in Escrow or Trust. Restricted Stock shall be subject to such restrictions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Code Section 83) and restrictions on transfer by the Participant as the Committee, in its sole discretion, shall determine. Prior to the lapse of such restrictions, the Participant shall not be permitted to transfer such shares.
     Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period, shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, until such time as the restrictions on transfer have lapsed. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares; provided, however, that the Committee may in the Award restrict the Participant’s right to dividends until the restrictions on the Restricted Stock lapse. Any certificate or certificates representing shares of Restricted Stock shall bear a legend substantially similar to the following:
The shares represented by this certificate have been issued pursuant to the terms of the 2009 Rowan Companies, Inc. Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such award dated                                         , 20___.
     6.3 Forfeiture of Restricted Stock». If, for any reason, the restrictions imposed by the Committee upon Restricted Stock are not satisfied at the end of the Restricted Period, any Restricted Stock remaining subject to such restrictions shall thereupon be forfeited by the Participant.
     6.4 Delivery of Shares of Common Stock». Pursuant to Section 10.5 of the Plan and subject to the withholding requirements of Article XI of the Plan, at the expiration of the Restricted Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restricted Period has expired shall be delivered without charge to the Participant or his personal representative (including delivery by DWAC to the Participant’s broker), free of all restrictions under the Plan.
Article VII
RESTRICTED STOCK UNITS
     The Committee is authorized to grant Restricted Stock Units to Employees and Non-Employee Directors, which are rights to receive a specified number of shares of Common Stock or the Fair Market Value of such Common Stock in cash at the end of a specified Restricted Period, subject to such terms and conditions as the Committee shall determine.
     7.1 Award and Restrictions. Satisfaction of a Restricted Stock Unit shall occur upon expiration of the Restricted Period specified for such Restricted Stock Units by the Committee. In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture), if any, as the Committee may impose in its sole discretion, which restrictions may lapse at the expiration of the Restricted Period or at earlier specified times (including times based on achievement of performance goals and/or future service requirements), separately or in combination, as the Committee may determine in its sole discretion to be appropriate or advisable for any Award.
     7.2 Forfeiture. Except as otherwise determined by the Committee or as may be set forth in any Award, employment or other agreement pertaining to a Restricted Stock Unit, upon termination of Employment or services during the applicable Restricted Period or portion thereof to which forfeiture conditions apply, all Restricted Stock Units that are at that time subject to forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases which it determines appropriate or advisable waive in whole or in part the forfeiture of Restricted Stock Units.
     7.3 Performance Goals. To the extent the Committee determines that any Award granted pursuant to this Article VII shall constitute performance-based compensation for purposes of Code Section 162(m), the grant or settlement of the Award shall, in the Committee’s discretion, be subject to the achievement of performance goals determined and applied in a manner consistent with Section 8.2.
Article VIII
PERFORMANCE AWARDS
     8.1 Performance Awards». The Committee may grant Performance Awards to Employees or Non-Employee Directors based on performance criteria measured over a period specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions, except as limited under Section 8.2 in the case of a Performance Award which is intended to meet the requirements of Code Section 162(m).
     8.2 Performance Goals». The grant and/or settlement of a Performance Award shall be contingent upon terms set forth in this Section 8.2.
     (a) General. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to an Employee which is intended to meet the requirements of the performance-based exception of Code Section 162(m), performance goals shall be designed to be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the settlement of such Performance Awards. Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.
     (b) Business Criteria. With respect to any Performance Award granted to an Employee which is intended to meet the requirements of the performance-based exception of Code Section 162(m), one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, businesses, geographical units or of the Company, or individual Employees (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (i) earnings per share; (ii) price per share; (iii) revenues; (iv) cash flow; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on equity; (ix) return on capital employed; (x) economic value added; (xi) gross margin; (xii) net income; (xiii) pretax earnings; (xiv) pretax earnings before interest, depreciation and amortization (“EBITDA”); (xv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xvi) operating income; (xvii) total stockholder return; (xviii) debt reduction; (xix) budget compliance; (xx) safety and environmental performance; (xxi) utilization of, and day rates achieved for, offshore and onshore drilling rigs; (xxii) downtime for offshore and onshore rigs under contract; (xxiii) procurement efficiency; (xxiv) capital expenditures, including adherence to budget and schedule; (xxv) market share; and (xxvi) customer satisfaction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index or internal benchmark deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or components thereof or a group of comparable companies.

     (c) Timing for Establishing Performance Goals. With respect to any Performance Award granted to an Employee which is intended to meet the requirements of the performance-based exception of Code Section 162(m), performance goals in the case of any Award granted to a Participant shall be established by the Committee prior to the earlier to occur of (i) 90 days after the beginning of any performance period applicable to such Performance Award, or (ii) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is uncertain.
     (d) Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award that is intended to comply with Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Employment of the Participant prior to the end of a performance period or settlement of Performance Awards, subject to Code Section 162(m) if applicable. Settlement of Performance Awards may be in cash or Stock as the Committee shall determine.
     (e) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award and the achievement of performance goals relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards.
     (f) Status of Performance Awards under Code Section 162(m). It is the intent of the Company that certain of the Performance Awards shall constitute “performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of this Section 8.2 shall be interpreted in a manner consistent with Code Section 162(m).
Article IX
CASH AWARDS
     The Committee is hereby authorized to grant to Employees and Non-Employee Directors, Cash Awards, which shall consist of a right which (a) is not an Award described in any other Article of the Plan and (b) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Cash Awards, which shall be contained in a written agreement or other document covering such Awards.
Article X
CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS
     10.1 Vesting and Other General Provisions». Awards shall be evidenced by a written agreement or other document and may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Employment by the Participant and terms permitting a Participant to make elections relating to his Award which are not inconsistent with the Plan. Notwithstanding the foregoing, except in the case of terminations of Employment due to death, disability, retirement or Change in Control, (i) any Full Value Award under the Plan to an Employee shall not become 100% vested until such Employee has been employed for at least three years from the date of grant, and (ii) any Full Value Award which is a Performance Award granted to an Employee shall not become 100% vested until the Employee has been employed for at least one year from the date of grant. The preceding sentence shall be construed to permit any such Award to vest ratably over such three-year period and to be up to 25% vested immediately upon date of grant. The foregoing vesting requirement shall not apply to (i) Awards to Non-Employee Directors and (ii) Awards made to Employees (in the aggregate) not exceeding 5% of the total shares available for Awards as of the Effective Date. The terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Award. The Committee may amend an Award; provided, however, that, subject to Section 10.10, no amendment of an Award may, without the consent of the holder of the Award, adversely affect such person’s rights with respect to such Award in any material respect. Notwithstanding the foregoing, the Committee may amend any Award without the consent of the holder if the Committee deems it necessary to avoid adverse tax consequences to the holder under Code Section 409A. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that, subject to Section 10.10, the Committee shall not have discretion to accelerate or waive any term or condition of an Award if such discretion would cause the Award to have adverse tax consequences to the Participant under 409A. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware Corporation Law, no consideration other than services may be required for the grant of any Award.
     10.2 Stand-Alone, Additional, Tandem and Substitute Awards». Subject to the Plan limitations on repricing of Options and Stock Appreciation Rights, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award for cancellation in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Any such action contemplated under this Section 10.2 shall be effective only to the extent that such action will not cause (a) the holder of the Award to lose the protection of Section 16(b) of the Exchange Act and rules and regulations promulgated thereunder or (b) any Award that is designed to qualify payments thereunder as performance-based compensation as defined in Code Section 162(m) to fail to qualify as such performance-based compensation.
     10.3 Term of Awards». The term or Restricted Period of each Award that is an Option, Stock Appreciation Right, Restricted Stock Unit or Restricted Stock shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any such Award exceed a period of 10 years (or such shorter terms as may be required in respect of an Incentive Stock Option under Code Section 422).
     10.4 Form and Timing of Payment under Awards; Deferrals». Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or an Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in a single payment or transfer, in installments or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the Award agreement, be accelerated and cash paid in lieu of shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that the Committee shall not accelerate settlement if such discretion would result in adverse tax consequences to the Participant under Code Section 409A. In the discretion of the Committee, Awards granted pursuant to Article VIII of the Plan may be payable in cash or shares to the extent permitted by the terms of the applicable Award agreement and the Plan. Installment or deferred payments may be required by the Committee (subject to Section 1.7 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement); provided, however, that no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Code Section 409A. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of amounts in respect of installment or deferred payments denominated in shares. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
     10.5 Vested and Unvested Awards». After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award granted to a Participant pursuant to the Plan, the following shall be delivered to such Participant: (a) with respect to an Award of Restricted Stock, a certificate, without the legend set forth in Section 6.2, for the number of shares that are no longer subject to such restrictions, terms and conditions; (b)

with respect to an Award of Restricted Stock Units, to the extent not paid in cash, a certificate for the number of shares equal to the number of shares of Common Stock earned; and (c) with respect to an Award of Stock Appreciation Rights or Performance Awards, cash and/or a certificate for the number of shares equal in value to the number of Stock Appreciation Rights or amount of Performance Awards vested. The number of shares of Common Stock which shall be issuable upon exercise of a Stock Appreciation Right or earning of a Performance Award shall be determined by dividing (1) by (2) where (1) is the number of shares of Common Stock as to which the Stock Appreciation Right is exercised multiplied by the Spread or the amount of Performance Award that is earned and payable, as applicable, and (2) is the FMV Per Share of Common Stock on the date of exercise of the Stock Appreciation Right or the date the Performance Award is earned and payable, as applicable. Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Performance Awards, as the case may be, shall either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.
     10.6 Securities Requirements». No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then-applicable requirements imposed by applicable securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock market or exchange upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the grantee to take any reasonable action to meet such requirements. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Award to comply with any law or regulation described in the second preceding sentence.
     10.7 Transferability».
     (a) Transfer of Awards and Options. Except as may be otherwise provided by the Committee in an Award agreement or otherwise, no Award and no right under the Plan, contingent or otherwise, other than Bonus Stock or Restricted Stock as to which restrictions have lapsed, will be (i) assignable, saleable or otherwise transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a domestic relations order or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Participant’s will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 10.7(a) shall be void and ineffective for all purposes.
     (b) Ability to Exercise Rights. Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares or otherwise exercise rights under the Plan. The legal representative of the Participant’s estate, or the person or persons to whom the Participant’s rights under any Award will pass by will or the laws of descent and distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder.
     10.8 Rights as a Stockholder».
     (a) No Stockholder Rights. Except as otherwise provided in Section 10.8(b), a Participant who has received a grant of an Award or a transferee of such Participant shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes the holder of record. Except as otherwise provided in Section 10.8(b), no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

     (b) Holder of Restricted Stock. Unless otherwise approved by the Committee prior to the grant of a Restricted Stock Award, a Participant who has received a grant of Restricted Stock or a permitted transferee of such Participant shall not have any rights of a stockholder until such time as a stock certificate has been issued with respect to all, or a portion of, such Restricted Stock Award.
     10.9 Listing and Registration of Shares of Common Stock». The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of an Award until completion of such stock exchange listing, registration or other qualification of such shares under any applicable law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.
     10.10 Change in Control».
     (a) Change in Control. Unless otherwise provided in the Award, in the event of a Change in Control described in the definition of Change in Control under Section 1.2 of the Plan:
     (i) the Committee may accelerate vesting and the time at which all Options and Stock Appreciation Rights then outstanding may be exercised so that those types of Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate, or the Committee may accelerate vesting and the time at which Options and Stock Appreciation Rights may be exercised so that those types of Awards may be exercised in full for their then remaining term;
     (ii) the Committee may waive all restrictions and conditions of all Restricted Stock and Restricted Stock Units then outstanding with the result that those types of Awards shall be deemed satisfied, and the Restriction Period or other limitations on payment in full with respect thereto shall be deemed to have expired, as of the date of the Change in Control; and
     (iii) the Committee may determine to amend Performance Awards or Cash Awards, or substitute new Performance Awards and or Cash Awards in consideration of cancellation of outstanding Performance Awards and any or Cash Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full and promptly paid to the Participants as of the date of the Change in Control, without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.
Notwithstanding the above provisions of this Section 10.10(a), the Committee shall not be required to take any action described in the preceding provisions of this Section 10.10(a), and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 10.10(a) shall be final, binding and conclusive with respect to the Company, all Participants and all other interested persons.
     (b) Right of Cash-Out. If approved by the Board prior to or within 30 days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a 45-day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 10.10(b), the “cash value” of an Award shall equal the sum of (i) all cash to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option and (ii) in the case of any Award that is an Option, the excess of the FMV Per Share over the Option price, if any, multiplied by the number of shares subject to such Award, as if such settlement or exercise occurred immediately prior to the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 10.10(b) shall be paid in cash or by certified check and shall be reduced by any taxes required to be withheld. No acceleration of payment under this Section 10.10(b) shall be made in the event it would result in adverse tax consequences to the Participant under Code Section 409A.

Article XI
WITHHOLDING FOR TAXES
     Any issuance of Common Stock pursuant to the exercise of an Option or in payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (international, federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person, or to request the Company to withhold shares of Common Stock being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.
     Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company the person is an officer or individual subject to Rule 16b-3, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of shares of Common Stock (at the minimum statutory tax rate) from such Award payment or exercise.
Article XII
MISCELLANEOUS
     12.1 No Rights to Awards or Uniformity Among Awards». No Participant or other person shall have any claim to be granted any Award; there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards; and the terms and conditions of Awards need not be the same with respect to each recipient.
     12.2 Conflicts with Plan». In the event of any inconsistency or conflict between the terms of the Plan and an Award, the terms of the Plan shall govern.
     12.3 No Right to Employment». The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award.
     12.4 Governing Law». The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Texas with venue in Harris County, without regard to any principles of conflicts of law.
     12.5 Gender, Tense and Headings». Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.
     12.6 Severability». If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
     12.7 Other Laws». The Committee may refuse to issue or transfer any shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law.

     12.8 Stockholder Agreements». The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ or repurchase agreement in such form as approved from time to time by the Board.
     12.9 Funding». Except as provided under Article VI of the Plan, no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees or Non-Employee Directors under general law.
     12.10 No Guarantee of Tax Consequences». None of the Board, the Company or the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.
     12.11 Code Section 409A». All Awards under this Plan are intended either to be exempt from, or to comply with the requirements of Code Section 409A, and this Plan and all Awards shall be interpreted and operated in a manner consistent with that intention.

ROWAN COMPANIES, INC. 2800 POST OAK BOULEVARD SUITE 5450 HOUSTON, TX 77056 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ROWAN1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ROWAN COMPANIES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. 0 0 0 Vote on Directors 1. ELECTION OF DIRECTORS Nominees: 01) Thomas R. Hix 02) Robert E. Kramek 03) Frederick R. Lausen 04) Lawrence J. Ruisi Vote on Proposals For Against Abstain 2. Approve the 2009 Rowan Companies, Inc. Incentive Plan. 0 0 0 3. Ratify the appointment of Deloitte Touche LLP as independent auditors for the fiscal year ended December 31, 2009. 0 0 0 The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees for director and FOR items 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. ROWAN2 ROWAN COMPANIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 5, 2009 The stockholder(s) hereby appoint(s) W. Matt Ralls and Melanie M. Trent, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Rowan Companies, Inc. that the stockholder(s) is/are entitled to vote at the 2009 Annual Meeting of Stockholders of Rowan Companies, Inc., and any adjournment or postponement thereof, and, in their discretion, on all other matters that may properly come before such meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2009 Annual Meeting of Stockholders or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE